UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary proxy statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12

INTEGRATED DEVICE TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTEGRATED DEVICE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 20, 2016

We will hold the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), on Tuesday, September 20, 2016, at 9:30 a.m., local time, at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California, 95138 for the following purposes:

1.	To elect John Schofield, Ken Kannappan, Umesh Padval, Gordon Parnell, Robert Rango, Norman Taffe, and Gregory Waters as members of our Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement accompanying this notice (the “Proxy Statement”) pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”);

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 2, 2017;

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement. Stockholders of record on July 26, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The majority of the Company’s outstanding shares must be represented at the Annual Meeting (in person or by proxy) to transact business. To assure proper representation at the Annual Meeting, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. You may also vote online at http://www.envisionreports.com/idti. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

San Jose, California

July 29, 2016

By Order of the Board of Directors

/s/ Matthew D. Brandalise

Matthew D. Brandalise Secretary

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE ONLINE AT HTTP://WWW.ENVISIONREPORTS.COM/IDTI.

INTEGRATED DEVICE TECHNOLOGY, INC.

6024 Silver Creek Valley Road

San Jose, California 95138

(408) 284-8200

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

July 29, 2016

The accompanying proxy is solicited on behalf of the Board of Directors of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, September 20, 2016, at 9:30 a.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138. Only holders of record of the Company’s common stock as of the close of business on July 26, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 134,309,247 shares of common stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about August 5, 2016. An Annual Report on Form 10-K with an Annual Report Wrap for the fiscal year ended April 3, 2016 are being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders of record as of the Record Date. The Annual Report on Form 10-K and the Annual Report Wrap are not incorporated by reference into this Proxy Statement and are not considered proxy solicitation material.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date, except that in the election of directors, each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. In such an event, the proxy holder may allocate among the director nominees, if more than one, the votes represented by proxies in the proxy holder’s sole discretion.

The directors in Proposal No. 1 will be elected by a plurality of the votes cast. Abstentions will have no effect with regard to Proposal No. 1, because approval of a percentage of shares present or outstanding is not required for Proposal No. 1. Broker non-votes will have no effect on the outcome of Proposal No. 1. Proposal Nos. 2 and 3 each require for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions have the same effect as a vote against Proposal Nos. 2 and 3. Broker non-votes will have no effect on the outcome of Proposal Nos. 2 and 3.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked prior to the vote) will be voted at the Annual Meeting: (1) FOR the election of the director nominees listed in

Proposal No. 1; (2) FOR the approval, on a non-binding, advisory basis, of the executive compensation of our named executive officers (“NEOs”) in Proposal No. 2 (“Say-on-Pay”); and (3) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Proposal No. 3.

Because the vote on Proposal No. 2 is advisory, it will not be binding on the Board of Directors, the Compensation Committee of the Board of Directors or IDT. With respect to Proposal No. 2, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, certain officers or employees of the Company and/or its agents may also solicit proxies by mail, telephone and facsimile or in person. No additional compensation will be paid to such officers, regular employees or agents of the Company for such services. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company’s common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

REVOCABILITY OF PROXIES

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked prior to the vote and exercise of the proxy by: (i) a written notice delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy that is signed by the person who signed the earlier proxy and that is presented at the Annual Meeting or (iii) attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming such stockholder’s beneficial ownership of the shares.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may submit to the Board of Directors proposals to be considered for inclusion in next year’s proxy statement for the Annual Meeting in 2017. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Integrated Device Technology, Inc.,

6024 Silver Creek Valley Road, San Jose, California 95138, and must be received no later than April 7, 2017; provided, however, that if the date of our 2017 Annual Meeting is not within 30 days before or after September 20, 2017, then your proposal must be received no later than a reasonable time before we begin to print and send our proxy materials for the 2017 Annual Meeting.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting which is not intended to be included in next year’s proxy statement. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than May 23, 2017 and no later than June 22, 2017; provided, however, that if the date of our 2017 Annual Meeting is not within 30 days before or 60 days after September 20, 2017, the notice must be delivered no earlier than 120 days before the 2017 Annual Meeting and no later than 90 days before the 2017 Annual Meeting, or, if later, no later than the 10th day following the day on which the first public announcement of the date of the 2017 Annual Meeting was made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. For more information on stockholder nominations for director, see “Consideration of Stockholder Nominees for Director” below. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws were filed with the Securities and Exchange Commission (the “SEC”) and can be viewed by visiting the SEC’s website at http://www.sec.gov. You may also obtain a copy by writing to our Secretary at our principal executive offices located at 6024 Silver Creek Valley Road, San Jose, California 95138.

CONSIDERATION OF STOCKHOLDER NOMINEES FOR DIRECTOR

The Nominating & Governance Committee of our Board of Directors will consider properly submitted stockholder nominations for candidates to serve on our Board of Directors. Pursuant to our Bylaws, a stockholder who wishes to nominate persons for election to the Board of Directors at the 2017 Annual Meeting must be a stockholder of record when such holder gives the Company notice, must be entitled to vote at the meeting and must comply with the notice provisions in our Bylaws. A stockholder’s notice must be delivered to the Company’s Secretary by the close of business not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. For our 2017 Annual Meeting, the notice must be delivered in accordance with the dates set forth in “Stockholder Proposals to be Presented at Next Annual Meeting” above.

The stockholder’s notice must include the following information, for the person proposed to be nominated: (1) his or her name, age, nationality, and business and residence addresses; (2) his or her principal occupation and employment; (3) the class and number of shares of stock owned beneficially or of record by him or her; and (4) any other information required to be disclosed in a proxy statement or otherwise required by the Exchange Act. The stockholder’s notice must also include the following information, for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) their names and addresses; (2) the class and number of shares of stock owned beneficially and of record by them; (3) a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made; (4) a representation that they intend to appear in person or by proxy at the 2016 Annual Meeting to nominate the person named in the notice; (5) a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and (6) any other information that would be required to be included in a proxy statement or otherwise required by the Exchange Act or by the Company’s Bylaws.

The chairman of the meeting will determine if the procedures in the Bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our Bylaws, the Nominating & Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board of Directors whether or not the stockholder nominee should be nominated by the Board of Directors and included in our proxy statement. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating & Governance Committee in connection with its evaluation.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS OR NON-MANAGEMENT DIRECTORS

Stockholders who wish to communicate with our Board of Directors or with only the non-management directors serving on our Board of Directors may send their communications in writing to: Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, Attention: Secretary. The Secretary of the Company will forward these communications to the Chairman of the Board of Directors if the Chairman is a non-employee director, or otherwise to the Lead Independent Director of the Board of Directors. Stockholders should direct their communications to either the Board of Directors or the Chairman of the Board of Directors. Communications will not be forwarded to the Chairman of the Board of Directors unless the stockholder submitting the communication identifies itself by name and sets out the class and number of shares of stock owned by it, beneficially or of record.

Important Notice Regarding Internet Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders:

The Notice and Proxy Statement, and the Annual Report on Form 10-K for the fiscal year ended April 3, 2016 are available at http://www.edocumentview.com/idti.

CODE OF BUSINESS ETHICS

The Company has adopted a Code of Business Ethics that applies to all of our directors, officers, employees, and representatives. The Code of Business Ethics is available on our website at http://ir.idt.com/governance.cfm. If the Company makes any substantive amendments to the Code of Business Ethics or grants any waiver from a provision of the Code of Business Ethics to any of our directors or officers, the Company will promptly disclose the nature of the amendment or waiver on the Company’s website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Our Board of Directors has nominated each of John Schofield, Ken Kannappan, Umesh Padval, Gordon Parnell, Robert Rango, Norman Taffe, and Gregory Waters for re-election to the Board of Directors. All seven of the nominees listed below are currently serving on the Board of Directors and each has indicated a willingness to continue serving if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. In the event that any nominee becomes unable or declines to serve as a director, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy, or the Board of Directors may reduce the authorized number of directors in accordance with the Company’s Restated Certificate of Incorporation and its Bylaws, each as amended. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been duly elected and qualified.

Nominees

The names of the nominees and certain information about them, as of July 29, 2016, including the specific experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director at this time are described below, are set forth below:

Name of Nominee	Age	Position with Company	Director Since
John Schofield(1)(3)	67	Chairman of the Board of Directors	2001

Ken Kannappan(2)(3)	56	Director	2015

Umesh Padval(1)(2)	58	Director	2008

Gordon Parnell(1)(3)	66	Director	2008

Robert Rango(2)(3)	58	Director	2015

Norman Taffe(1)(2)	50	Director	2012

Gregory L. Waters	55	Director, President and Chief Executive Officer	2014

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating & Governance Committee.

Mr. Schofield has been a director of IDT since April 2001 and has served as the Chairman of the Board of Directors since January 2008. Mr. Schofield brings to IDT extensive experience in the areas of executive management, global sales and marketing, risk analysis, corporate governance and administration. Mr. Schofield’s experience is especially relevant to his role as Chairman of the Board. Mr. Schofield has been a private investor since his retirement from Tellabs, Inc. (“Tellabs”) in January 2005. Mr. Schofield served as the Chief Executive Officer and President of Advanced Fibre Communications, Inc. (“AFC”) from 1999 until the acquisition of AFC by Tellabs on November 30, 2004, at which time AFC became the Access Division of Tellabs. Mr. Schofield also served as a member of the board of directors of AFC, and in October 2001, he was elected to the position of Chairman of the Board of Directors of AFC. From 1992 to 1999, Mr. Schofield served as Senior Vice President, and later, President, of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions and integration services for broadband and multiservice networks. Mr. Schofield is also a member of the Board of Directors of Sonus Networks, Inc., a supplier of telecommunications network equipment and services. Mr. Schofield is a 2011, 2012 and 2013 National Association of Corporate

Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors—a rigorous suite of courses spanning leading practices for boards and committees. Mr. Schofield supplements his board leadership skills through ongoing engagement with the director community and access to leading practices. Mr. Schofield holds a Diploma of Electronics and Communications Engineering (the equivalent of a Bachelor of Science degree in electrical engineering) from NSW Institute of Technology in Sydney, Australia. We believe that Mr. Schofield’s industry and management experience qualifies him to serve on the Board of Directors.

Mr. Kannappan has been a director of the Company since January 2015. He serves as President and Chief Executive Officer of Plantronics, where he has been a member of the Board since 1999. Mr. Kannappan brings to the board a wealth of business leadership experience and a track record of success. Mr. Kannappan joined Plantronics in February 1995 as vice president of sales, responsible for OEM sales and the Asia Pacific/Latin America markets. He was appointed in March 1998 to president and chief operating officer, and then Chief Executive Officer and elected to the board. Prior to joining Plantronics, Mr. Kannappan was senior vice president of investment banking for Kidder, Peabody & Co. Incorporated. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Master’s of Business Administration from Stanford University. Mr. Kannappan previously served on the board of directors of Mattson Technology, Inc., including in the role of Chairman, from July 2012 to May 2016, and of Integrated Device Technology, Inc., including in the role of Chairman, from 2000 to 2008. We believe that Mr. Kannappan’s industry and management experience qualifies him to serve on the Board of Directors.

Mr. Padval has been a director of IDT since October 2008. Mr. Padval brings to IDT more than 25 years of experience in marketing, sales, and general management in high tech industries, including Computing infrastructure, mobile communications, and consumer digital entertainment. Mr. Padval also has extensive global experience, having established R&D centers in both China and India for C-Cube Microsystems Incorporated (“C-Cube”). Mr. Padval serves as a Partner at Thomvest Ventures. Prior to that, Mr. Padval served as a Partner at Bessemer Venture Partners, and before that, an Executive Vice President of the Consumer Products Group at LSI Logic Corporation, where he was also previously the Senior Vice President of the company’s Broadband Entertainment Division. Prior to that, at LSI Logic, Mr. Padval served as the Chief Executive Officer and Director of C-Cube (which was acquired by LSI Logic in 2001) and was previously President of the company’s Semiconductor Division. Prior to joining C-Cube, Mr. Padval held senior management positions at VLSI Technology, Inc. and Advanced Micro Devices, Inc. Mr. Padval currently serves on the boards of several private companies, Avnera Corporation, Avalanche Technologies, Blue Willow Systems, Skyhigh Networks and Tactus Technology. Mr. Padval has previously served on the boards of Monolithic Power Systems, Entropic Communications Incorporated, Silicon Image, Berkeley Design Automation, C-Cube Microsystems, Elantec Semiconductor and Pinnacle Engines. Mr. Padval previously served on the advisory boards for Stanford University. Mr. Padval holds a Bachelor in Technology from Indian Institute of Technology, Mumbai, and an M.S. in Engineering from Stanford University. We believe that Mr. Padval’s technology expertise and executive and board experience in the semiconductor industry qualifies him to serve on the Board of Directors.

Mr. Parnell has been a director of IDT since January 2008. Mr. Parnell brings to IDT extensive general and financial management experience, which is especially relevant to his role as Chairman of the Audit Committee. Mr. Parnell served as Vice President, Business Development and Investor Relations of Microchip Technology Incorporated (“Microchip”) from January 2009 to April 2013, at which time he retired. Mr. Parnell previously served as Vice President and Chief Financial Officer of Microchip from May 2000 to December 2008. Prior to his role as CFO, Mr. Parnell served as Vice President, Controller, and Treasurer of Microchip. Mr. Parnell holds a finance/accounting qualification with the Association of Certified Accountants from Edinburgh College, Scotland. We believe that Mr. Parnell’s executive experience in the semiconductor industry qualifies him to serve on the Board of Directors.

Mr. Rango joined IDT’s Board of Directors in April 2015. Since May 2016, Mr. Rango serves as CEO of privately held Enevate Corporation, a company working on the development of next generation Lithium Ion (Li-

ion) battery technology. Mr. Rango previously served in a number of executive positions at Broadcom Corporation, where he served from 2002 until July 2014. His most recent role at Broadcom was executive vice president and general manager of the company’s Mobile and Wireless Group, a role he had held since February 2011. During his time at Broadcom, Mr. Rango held several senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group, including as senior vice president and general manager, Wireless Connectivity Group and as executive vice president and general manager, Wireless Connectivity Group. From 1995 to 2002, Mr. Rango held several senior management positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a leader in semiconductors and software solutions for storage, mobility and networking markets. Mr. Rango also serves on the board of directors of Keysight Technologies and KLA-Tencor. He has a Master’s in Electrical Engineering from Cornell University and a Bachelor’s in Electrical Engineering from State University of New York at Stony Brook. We believe that Mr. Rango’s technology expertise and executive experience in the semiconductor industry qualifies him to serve on the Board of Directors.

Mr. Taffe has been a director of the Company since January, 2013. Mr. Taffe brings more than 20 years of semiconductor industry experience, including a strong background in engineering, sales, marketing and management. He joined SunPower Corporation in June 2013 and currently serves as SunPower’s Vice President and General Manager of Power Plant Solutions. Mr. Taffe previously served as Executive Vice President of the Consumer and Computation Division at Cypress Semiconductor, Inc., where he was responsible for one of the company’s largest and fastest growing divisions. Mr. Taffe is currently a member of the Board of Directors of DSP Group, Inc., a provider of chipsets for VoIP, multimedia, and digital cordless applications, as well as a member of the Board of Second Harvest Food Bank, a nonprofit organization that serves nearly 250,000 needy families in Santa Clara and San Mateo counties each month. From 2007 to 2013, Mr. Taffe was a member of the board of directors of Cypress Envirosystems, a company that develops system-level wireless products for reducing energy costs. Mr. Taffe has completed the Program for Management Development at Harvard Business School and holds a Bachelor of Science in Electrical Engineering from the University of Michigan. We believe that Mr. Taffe’s technology expertise and executive experience in the semiconductor industry qualifies him to serve on the Board of Directors.

Mr. Waters joined the Company as President and Chief Executive Officer in January 2014 and was appointed to the Board of Directors at the same time. Prior to joining IDT, Mr. Waters served as Executive Vice President and General Manager, Front-End Solutions at Skyworks Solutions, Inc., a semiconductor company, from 2006 until December 2012. From 2003 to 2006, he served in various positions at Skyworks, including Senior Vice President beginning in 2005, Vice President and General Manager, Cellular Systems beginning in 2004 and Vice President, Linear Products beginning in 2003. From 2001 until 2003, Mr. Waters served as Senior Vice President of Strategy and Business Development at Agere Systems Inc. and, beginning in 1998, held positions at Agere as Vice President of the Wireless Communications business and Vice President of the Broadband Communications business. Prior to working at Agere, Mr. Waters held a variety of senior management positions at Texas Instruments Inc., including Director of Network Access Products and Director of North American Sales. Mr. Waters holds a B.S. of Engineering from the University of Vermont and an M.S. in Computer Science from Northeastern University. Mr. Waters is qualified to serve on the Board of Directors due to his technological expertise and executive experience in the semiconductor industry. We believe that Mr. Waters’ technology expertise and executive experience in the semiconductor industry qualifies him to serve on the Board of Directors.

Messrs. Padval, Parnell, Schofield, and Taffe are members of the National Association of Corporate Directors (NACD) and Messrs. Padval, Parnell, and Schofield have completed the two-day NACD course on Director Professionalism. Mr. Rango has completed the Stanford Graduate School of Business Executive Education Director’s Consortium.

Vote Required

The seven nominees receiving the highest number of affirmative votes cast shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Abstentions and broker non-votes will have no effect for purposes of determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

THE NOMINATED DIRECTORS.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

The Board of Directors of the Company holds regularly scheduled meetings each quarter and may meet more often as needed. The Board of Directors held a total of five (5) meetings during the fiscal year ended April 3, 2016 (“fiscal 2016”). The Board of Directors also has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. The independent directors of the Board of Directors have established a practice of meeting in executive session, without the presence of Mr. Waters, at the conclusion of each quarterly board meeting. During fiscal 2016, the independent directors met in executive session a total of four (4) times.

NASDAQ prescribes independence standards for companies listed on NASDAQ, including IDT. These standards require a majority of the Board of Directors to be independent. They also require every member of the Audit Committee, Compensation Committee, and Nominating & Governance Committee to be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. We also review our relationship to any entity employing a director or on which the director currently serves as a member of the Board. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her immediate family members, and IDT, its senior management and its independent registered public accounting firm, the Board of Directors has determined that each of the members of our Board of Directors, except for Mr. Waters, and each of the members of the Audit Committee, Compensation Committee and Nominating & Governance Committee is an “independent director” as defined in the applicable rules and regulations of the SEC and NASDAQ rules.

From April through September 2015, the Audit Committee was composed of five (5) non-employee directors, Messrs. Parnell, Padval, Schrock and Taffe, and Dr. Smith. Effective as of October 2015, the Audit Committee was composed of four (4) non-employee directors, Messrs. Parnell, Padval, Schofield and Taffe. Each of the Audit Committee members are “independent” as defined in the applicable rules and regulations of the SEC and the NASDAQ rules. Mr. Parnell currently serves as the Chair of the Audit Committee, and the Board of Directors has determined that he satisfies the “audit committee financial expert” designation in accordance with applicable SEC and NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. The Audit Committee engages the Company’s independent registered public accounting firm and is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting practices and systems of internal controls. The Audit Committee meets privately with the Company’s independent registered public accounting firm, which has direct access to the Audit Committee at any time. The Audit Committee held five (5) meetings during fiscal 2016.

The Compensation Committee of our Board of Directors develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and other executive officers and generally oversees our compensation programs. As members of our Board of Directors, the Compensation Committee receives regular updates on the Company’s business priorities, strategies, and results. As a result, the Compensation Committee has regular interaction with and open access to the NEOs. This gives them considerable opportunity to ask questions and assess the performance of the NEOs, other executive officers, and the Company. From April through September 2015, the Compensation Committee was composed of five (5) non-employee directors, Messrs. Padval, Schofield, Taffe, Kannappan, and Dr. Smith. Effective as of October 2015, the Compensation Committee was composed of four (4) non-employee directors, Messrs. Padval, Kannappan, Taffe, and Rango. Each of the Compensation Committee members are independent under the applicable rules and regulations of the SEC, the rules of the NASDAQ and the Internal Revenue Code of 1986, as amended from time to time (the “Code). Mr. Padval currently serves as the Chair of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. In consultation with management and the Board of Directors, the Compensation Committee reviews, evaluates, and recommends to the Board of Directors for approval, the compensation plans, policies and practices of the Company. The Compensation Committee aims to ensure that the Company’s compensation programs encourage high performance, promote accountability, and assure that employee interests are aligned with the interests of the Company’s stockholders. The Compensation Committee determines the salaries and incentive compensation for executive officers, including the CEO, and oversees the administration of the Company’s equity plans, including approving the number of shares, underlying stock options and/or restricted and/or performance stock units to be granted to each employee and the terms of such grants. The Compensation Committee met five (5) times and acted by written consent sixteen (16) times during fiscal 2016.

The Compensation Committee’s specific responsibilities include, but are not limited to:

•	Reviewing, revising and approving an industry-specific Peer Group (as defined below) to facilitate appropriate comparisons for compensation purposes;

•

Meeting in executive session to review and recommend for Board approval the corporate goals and objectives relating to the compensation of the CEO, evaluate the performance of the chief executive officer in light of these goals and objectives, and establish the compensation of the CEO based on such evaluation and competitive market data pertaining to compensation at peer companies. The CEO of the Company may not be present at meetings during which such compensation is under review and consideration;

•

Reviewing and approving compensation for other officers, considering each Officer’s performance in light of Company goals and objectives and competitive market data pertaining to compensation at peer companies. The CEO of the Company may be present at meetings during which such compensation is under review and consideration, but may not vote;

•	Reviewing and making recommendations to the Board of Directors regarding compensation and benefit plans and programs for executives and non-management directors;

•	Reviewing and approving the annual budget for employee merit salary increases, as recommended by management and determined by the Committee;

•

As requested by Company management, reviewing, consulting, and making recommendations and/or determinations regarding employee compensation and benefit plans generally, including employee bonus plans and programs;

•

Overseeing the administration of the Company’s equity incentive plans, including the review and grant of stock option and other equity incentive grants to Officers, and review and approval of the annual equity budget for all equity award types;

•	Overseeing administration of the Company’s Employee Stock Purchase Plan;

•	Managing and reviewing executive employment agreements and the grant of change-in-control and perquisite benefits;

•	Reviewing and approving the Compensation Discussion and Analysis and the Report of the Compensation Committee to be included as part of the Company’s annual proxy statement;

•	Reviewing, along with the CEO, matters relating to management succession, including compensation-related issues and exercising final approval over such issues;

•	Monitoring compliance with the applicable provisions of the Sarbanes Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to employee compensation and benefits;

•

Conducting or authorizing investigations into any matters within the scope of its responsibilities as it deems appropriate, including the authority to request any officer, employee or adviser of the Company to meet with the Committee or any advisers engaged by the Committee.

•	Reviewing the risks and mitigating factors associated with the Company’s compensation programs, practices and policies; and

•	Annually reviewing and reassessing the Compensation Committee Charter and recommending any changes to the Board of Directors for its consideration.

In carrying out the foregoing responsibilities, the Compensation Committee has the authority, in its sole discretion, to engage outside independent advisors as it deems necessary or appropriate. In addition, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee other than any responsibilities relating to matters that involve executive compensation or where it has determined such compensation is intended to comply with the requirements of Section 162(m) of the Code.

From April through September 2015, the Nominating & Governance Committee was composed of four (4) non-employee directors, Messrs. Schofield, Parnell, Kannappan, and Schrock. Effective as of October 2015, the Nominating & Governance Committee was composed of the following four (4) non-employee directors; Messrs. Kannappan, Schofield, Parnell, and Rango. Each of the Nominating & Governance Committee members are “independent” as defined in the NASDAQ rules. Mr. Kannappan currently serves as the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. The Nominating & Governance Committee identifies and recommends individuals qualified to serve on the Board of Directors and evaluates and recommends the adoption or amendment of corporate governance guidelines and principles applicable to the Company. In evaluating candidates to determine if they are qualified to become board members, the Nominating & Governance Committee looks for the following attributes, among others determined by the Nominating & Governance Committee in its discretion to be consistent with the Company’s guidelines: personal and professional character, integrity, ethics and values; experience in the Company’s industry and with relevant social policy concerns; general business experience and leadership profile, including experience in corporate management and corporate governance, such as serving as an officer or former officer of a publicly held company, or experience as a board member of another publicly held company; diversity of personal background, perspective and experience; academic expertise in an area of the Company’s operations; communication and interpersonal skills; and practical and mature business judgment. The Nominating & Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a Board of Directors that can best perpetuate and enhance the success of the Company and represent stockholder interests through the exercise of sound judgment, using its diversity of experience in these various areas. Although the Nominating & Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating & Governance Committee uses the same standards to evaluate all director candidates, whether or not the candidates were nominated by stockholders. The Nominating & Governance Committee held four (4) meetings during fiscal 2016.

Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served during fiscal

2016. The Company does not currently maintain a formal policy regarding director attendance at the Annual Meeting; however, the Company invites nominees for directors to attend the Annual Meeting. Six non-employee directors who served on the Board of Directors in fiscal 2016 attended the 2015 Annual Meeting, either in person or by conference call.

Risk Oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and employee retention. The Nominating & Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Our Board of Directors believes its administration of its risk oversight function has not affected the leadership structure of the Board of Directors.

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management, discusses with management significant financial risks in conjunction with enterprise risk exposures, and the actions management has taken to limit, monitor or control financial and enterprise risk exposure. During fiscal 2016, an independent consulting firm was primarily responsible for testing of internal controls in compliance with Section 404 of the Sarbanes-Oxley legislation, and reported directly to our Chief Financial Officer and our Corporate Controller, and “dotted-line” to the Chair of the Audit Committee. The Audit Committee met with the independent consulting firm to receive updates on Sarbanes-Oxley testing and discuss any issues that the Committee believed warranted attention.

The Compensation Committee oversees risk management as it relates to the Company’s compensation programs, policies and practices in connection with designing our executive compensation programs and reviewing incentive compensation programs for other employees. The Compensation Committee has reviewed with management whether our compensation programs, policies, and practices may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

We believe that the elements of our compensation programs, policies and practices do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount. While our sales commission plans and bonus plans focus on achievement of short-term or annual goals, and short-term or annual goals may encourage the taking of short-term risks at the expense of long-term results, given our employees’ other compensation opportunities and our internal control procedures, we believe that the sales commission plans and bonus plans appropriately balance risk and the desire to focus employees on specific short-term goals that we believe are important to our success.

We also believe that compensation in the form of long-term equity awards is important to help further align employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because award grants are staggered and subject to long-term vesting schedules that we believe help ensure that employees have significant value tied to long-term stock price performance.

Based on the foregoing, we do not believe that our compensation policies and practices create inappropriate or unintended risk to the Company as a whole. Further, we do not believe that our incentive compensation arrangements encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks. We believe such arrangements are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

Leadership Structure of the Board

In accordance with our Bylaws, our Board of Directors appoints our officers, including our Chief Executive Officer. Our Board of Directors may empower the Chief Executive Officer to appoint officers other than the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Our Board of Directors does not have a policy on whether the roles of the Chairman of the Board of Directors and the Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee and, if they are to be combined, whether a lead independent director should be selected. However, our Board of Directors is committed to corporate governance practices and values independent board oversight as an essential component of strong corporate performance. Currently, we separate the role of Chairman from the Chief Executive Officer position in order to ensure independent leadership of the Board of Directors and in recognition of the difference between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company’s business, while the Chairman is responsible for leading the Board of Directors in overseeing management, and our Board of Directors believes that this current structure is appropriate to fulfill the duties of Chairman and Chief Executive Officer effectively and efficiently.

Director Compensation

Radford, an AON Hewitt Company, serves as an independent compensation consultant to the Committee. The Committee periodically reviews director compensation with Radford and may recommend adjustments to director compensation levels so that they remain aligned with the Committee’s target of the market 50th percentile of the Company’s peer group for cash and equity compensation. Director compensation was adjusted in fiscal 2016 as follows: (i) the annual cash compensation for the Chairman of the Nominating and Governance Committee was increased from $7,500 to $10,000, (ii) the annual cash compensation for the Chairman of the Audit Committee was increased from $20,000 to $25,000, (iii) the value of the annual stock grants for all members of the Board of Director was increased from $120,000 to $150,000, and (iv) the value of the initial stock grant for all new members of the Board of Directors was increased from $140,000 to $180,000.

Members of the Board of Directors who are not also officers or employees of the Company each receive quarterly retainer fees in the amount of $12,500 per quarter ($50,000 annually). The Chairman of the Board receives an additional quarterly retainer fee of $7,500 ($30,000 annually). The Chair of the Audit Committee receives an additional quarterly retainer fee of $6,250 ($25,000 annually) and the other members of the Audit Committee receive an additional quarterly retainer fee of $2,500 ($10,000 annually). The Chair of the Compensation Committee receives an additional quarterly retainer fee of $5,000 ($20,000 annually) and the other members of the Compensation Committee receive an additional quarterly retainer fee of $1,875 ($7,500 annually). The Chair of the Nominating & Governance Committee receives an additional quarterly retainer fee of $2,500 ($10,000 annually) and the remaining members of the Nominating & Governance Committee receive an additional quarterly retainer of $1,250 ($5,000 annually). In addition to the foregoing fees, Members of the Board of Directors are entitled to reimbursement of reasonable expenses incurred in connection with travel and attendance at Board and committee meetings.

Each non-employee director is initially granted a mix of stock options and restricted stock unit awards for the number of shares of the Company’s common stock equivalent to $180,000 based on the closing price of the Company’s common stock on the trading day immediately preceding the date of grant, which is on or about the

15th day of the month following the month of such non-employee director’s first election or appointment to the Board of Directors. Initial option grants to non-employee directors have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of their date of election or appointment, and then as to 1/36 of the remaining shares each month thereafter.

Annually, after receipt of the initial grant, each non-employee director is granted a restricted stock unit award for the number of shares of the Company’s common stock equivalent to $150,000 in value, based on the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. All annual grants for non-employee directors are made during the Company’s first open trading window subsequent to the Company’s annual meeting of stockholders. Annual restricted stock unit awards vest and become exercisable on the earlier of (i) the first anniversary of the stockholder meeting date or (ii) if a director is not standing for re-election or fails to be re-elected at the next annual meeting of stockholders, then on the date of such annual meeting.

The following table sets forth compensation information for the Company’s non-employee directors for fiscal 2016.

DIRECTOR COMPENSATION FOR FISCAL 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
John Schofield	93,750	150,014	0	243,764
Gordon Parnell	77,500	150,014	0	227,514
Ron Smith, Ph.D.	40,000	0	0	40,000
Umesh Padval	73,750	150,014	0	223,764
Donald Schrock	32,500	0	0	32,500
Norman Taffe	67,500	150,014	0	217,514
Ken Kannappan	66,250	150,014	45,306	261,570
Bob Rango(4)	59,375	220,018	70,007	349,400

(1)	Stock awards consist of restricted stock unit awards for 35,256 shares of the Company’s common stock granted on November 16, 2015 under the 2004 Equity Plan to each non-employee director with a grant date fair value of $150,014 as calculated in accordance with Statement of Financial Accounting Standard Board Accounting Standards Codification Topic 718, “Stock Compensation,” or ASC Topic 718. In addition, Stock awards for Mr. Rango consist of restricted stock unit award for 3,190 shares of the Company’s common stock granted on May 15, 2015 with a grant date fair value calculated in accordance with ASC Topic 718 of $70,004. The amounts reported do not reflect compensation actually received by the director; instead, as described above, the amounts reported represent the grant date fair value of the restricted stock unit awards granted during fiscal 2015, calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the restricted stock unit awards, please refer to Note 8 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2016, filed with the SEC on May 20, 2016. As of April 3, 2016, each of the current directors held outstanding restricted stock unit awards for an aggregate of 41,000 shares of the Company’s common stock.
(2)	As of April 3, 2016, Mr. Schofield held outstanding stock options to purchase an aggregate of 0 shares of the Company’s common stock, Mr. Parnell held outstanding stock options to purchase an aggregate of 36,500 shares of the Company’s common stock, Mr. Padval held outstanding stock options to purchase an aggregate of 0 shares of the Company’s common stock, Mr. Taffe held outstanding stock options to purchase an aggregate of 22,500 shares of the Company’s common stock, and Mr. Kannappan held outstanding stock options to purchase an aggregate of 10,464 shares of the Company’s common stock, Mr. Rango held outstanding stock options to purchase an aggregate of 9,278 shares of the Company’s common stock.

(3)	Option awards consist of an option to purchase 7,509 shares of the Company’s common stock granted on April 29, 2015 to Mr. Kannapan with a grant date fair value calculated in accordance with ASC Topic 718 of $45,306 and an option to purchase 9,278 shares of the Company common stock granted on May 15, 2015 to Mr. Rango with a grant date fair value calculated in accordance with ASC Topic 718 of $70,007, in each case, under the 2004 Equity Plan. The amounts reported do not represent compensation actually received by the director; instead, the amounts represent the grant date fair value of the stock options granted during fiscal 2016 calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the options, please refer to Note 8 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2016, filed with the SEC on May 20, 2016.
(4)	Mr. Rango became a Director of the Company in April 2015. On May 15, 2015, in connection with his appointment to the Board of Directors, Mr. Rango received a grant consisting of a mix of restricted stock unit awards and stock options having a value of $140,011.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing stockholders an opportunity to cast a non-binding, advisory vote on the compensation of our NEOs (sometimes referred to as a “Say-on-Pay” vote). Accordingly, you have the opportunity to vote “For” or “Against” or to “Abstain” from voting on the following non-binding resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the proxy statement.”

Strong Stockholder Support

At our annual meeting of our stockholders last fiscal year, our stockholders approved the compensation of our fiscal 2015 NEOs with over a 98.7% approval rating. The Compensation Committee believes that the strong support from our stockholders demonstrates that our executive compensation programs are designed appropriately to reward company and stock performance with responsible and balanced incentives. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interest to support long-term value creation.

In deciding how to vote on this proposal, you are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure. As described in detail in the “Compensation Discussion and Analysis,” our compensation programs are designed to reward, motivate, attract and retain top talent by rewarding performance based upon achievement of pre-approved annual goals and objectives. A portion of each NEO’s compensation is contingent upon overall corporate performance as well as specific performance metrics particular to each NEO’s position and consistent with the NEO’s role on the management team. We believe that our compensation programs align the interests of our NEOs with that of our stockholders and provide motivation for high performance levels from our NEOs.

Vote Required

Approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

While your vote on this proposal is advisory and will not be binding on the Board of Directors, the Compensation Committee, the Company, and the Board of Directors value the opinions of the stockholders on executive compensation matters and will take into consideration the outcome of the vote when making future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results. Unless the Board of Directors modifies its determination on the frequency of future Say-On-Pay advisory votes, the next Say-On-Pay advisory vote will be held at the fiscal 2017 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 2, 2017, and the stockholders are being asked to ratify such selection. Stockholder ratification of the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will consider the vote of the stockholders in making a decision whether to select another independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has been engaged as the Company’s independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Billed to Company

The aggregate fees incurred by the Company with PricewaterhouseCoopers LLP for the annual audit and other services for the fiscal years ended April 3, 2016, and March 29, 2015, were as follows:

	Fiscal Year 2016	Fiscal Year 2015
Audit fees(1)	$1,677,800	$1,191,362
Tax fees(2)	11,104	11,000
All other fees(3)	269,647	1,800

Total fees	$1,958,551	$1,204,162

(1)	Represents audit and accounting advisory services for the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K, for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the audit of the Company’s internal control over financial reporting, as well as for comfort letter fees related to the convertible debt offering completed in fiscal 2016 and for statutory audit services which amounted to $91,400 and $103,000 in the fiscal years ended April 3, 2016 and March 29, 2015 respectively.
(2)	Consists of tax filing and tax-related compliance services.
(3)	Consists primarily of financial and tax due diligence services related to a business acquisition completed by the Company in the fiscal 2016.

In accordance with the Audit Committee charter, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may elect to delegate pre-approval authority to one or more designated committee members in accordance with its charter. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC’s rules on auditor independence.

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP pursuant to established pre-approval policies and procedures. The Audit Committee has determined the rendering of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence. The Audit Committee pre-approved all of the fees set forth in the table above for the fiscal years ended April 3, 2016 and March 29, 2015, respectively.

Vote Required

Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. As this proposal is considered a routine matter, there will be no broker non-votes with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 30, 2016 (or as otherwise noted below), with respect to the beneficial ownership of the Company’s common stock by: (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s common stock; (b) each director and nominee; (c) each Named Executive Officer (as set forth below); and (d) all current executive officers and directors as a group. As of June 30, 2016, the Company had 134,360,159 shares of common stock outstanding.

SECURITY OWNERSHIP

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Beneficial Ownership(1)
5% Stockholders:
BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	13,149,146	9.79%

The Vanguard Group(3)	10,464,513	7.78%
100 Vanguard Boulevard
Malvern, PA 19355

Non-Employee Directors:
John Schofield(4)	23,025	*
Ken Kannappan(5)	7,773	*
Umesh Padval(6)	35,977	*
Gordon Parnell(7)	83,077	*
Robert Rango(8)	3,695	*
Norman Taffe(9)	29,558	*

Named Executive Officers:
Gregory L. Waters(10)	553,225	*
Brian C. White(11)	107,307	*
Sailesh Chittipeddi, Ph.D.(12)	51,545	*
Sean Fan(13)	157,979	*
Dave Shepard(14)	33,078	*
Arman Naghavi(15)	293,477	*
Graham Robertson(16)	61,704	*
All Executive Officers and Directors as a Group (17 persons)(17)	1,857,844	1.38%

*	Represents less than 1% of the issued and outstanding shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of June 30, 2016, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to the Company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is the Company’s address at 6024 Silver Creek Valley Road, San Jose, CA 95138.
(2)	Based solely on a Schedule 13G/A filed with the SEC on June 9, 2016 by BlackRock, Inc.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group (“Vanguard”). Vanguard has (a) sole power to vote or direct to vote 325,460 shares; (b) shared power to vote or direct to vote 8,200 shares; (c) sole power to dispose of or direct the disposition of 10,139,753 shares and (d) shared power to dispose or direct the disposition of 324,760 shares.
(4)	Represents 23,025 shares beneficially owned by Mr. Schofield and 0 shares subject to options exercisable within 60 days of June 30, 2016.
(5)	Represents 3,851 shares beneficially owned by Mr. Kannappan and 3,922 shares subject to options exercisable within 60 days of June 30, 2016.
(6)	Represents 35,977 shares beneficially owned by Mr. Padval and 0 shares subject to options exercisable within 60 days of June 30, 2016.
(7)	Represents 59,077 shares beneficially owned by Mr. Parnell and 24,000 shares subject to options exercisable within 60 days of June 30, 2016.
(8)	Represents 797 shares beneficially owned by Mr. Rango and 2,898 shares subject to options exercisable within 60 days of June 30, 2016.
(9)	Represents 18,725 shares beneficially owned by Mr. Taffe and 10,833 shares subject to options exercisable within 60 days of June 30, 2016.
(10)	Includes 290,944 shares beneficially owned by Mr. Waters and 262,281 shares subject to options exercisable within 60 days of June 30, 2016.
(11)	Includes 30,580 shares beneficially owned by Mr. White and 76,727 shares subject to options exercisable within 60 days of June 30, 2016.
(12)	Includes 27,119 shares beneficially owned by Dr. Chittipeddi and 24,426 shares subject to options exercisable within 60 days of June 30, 2016.
(13)	Includes 54,635 shares beneficially owned by Mr. Fan and 103,344 shares subject to options exercisable within 60 days of June 30, 2016.
(14)	Includes 15,421 shares beneficially owned by Mr. Shepard and 17,657 shares subject to options exercisable within 60 days of June 30, 2016.
(15)	Includes 115,698 shares beneficially owned by Mr. Naghavi and 177,779 shares subject to options exercisable within 60 days of June 30, 2016.
(16)	Includes 19,933 shares beneficially owned by Mr. Robertson and 41,771 shares subject to options exercisable within 60 days of June 30, 2016.
(17)	Includes 762,739 shares beneficially owned and 1,095,105 shares subject to options exercisable within 60 days of June 30, 2016.

Stock Ownership Guidelines

The Company maintains a policy establishing the following mandatory stock ownership guidelines for its Chief Executive Officer, members of Executive Staff, and members of the Board of Directors, as follows:

Chief Executive Officer	Value equal to the lesser of 3.0 times annual base salary or 70,000 shares of the Company’s common stock.
All Executive Officers (including Chief Financial Officer)	Value equal to the lesser of 1.0 times annual base salary or 10,000 shares of the Company’s common stock.
Board of Directors	Value equal to 3.0 times annual cash retainer

The purpose of the mandatory stock ownership guidelines is to give our top executives and board members a vested interest in the long term success of the Company. The foregoing mandatory ownership amounts are to be achieved no later than five years after commencement of service in the designated position, or in the case of executive officers or board members serving as of January 26, 2016, then five years from that date. Compliance with the valuation portion of the foregoing guidelines shall be determined based on the average closing price of the Company’s stock during the thirty-day period immediately prior to the measurement date. Shares that count toward satisfaction of the foregoing mandatory ownership guidelines include shares owned outright by the individual or by his or her spouse or children under the age of eighteen (18), shares held in trust for the benefit of the individual or for the benefit of his or her spouse or children under the age of eighteen (18), shares held through a fund or other entity as to which the individual has control, or Restricted Stock or Restricted Stock Units which have vested and are held by the individual pursuant to the Company’s Equity Incentive Plan or other equity compensation plan of the Company. Unexercised options (if any, and whether or not vested) and unvested restricted stock and/or performance-based equity awards (if any) held pursuant to any Company equity compensation plan do not count towards satisfaction of the foregoing mandatory stock ownership guidelines.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of July 29, 2016 are as follows

Name	Age	Position
Gregory L. Waters	55	President and Chief Executive Officer
Brian C. White	51	Vice President, Chief Financial Officer
Matthew D. Brandalise	51	Vice President, General Counsel and Corporate Secretary
Sailesh Chittipeddi, Ph.D.	53	Vice President of Global Operations and Chief Technical Officer
Sean Fan	50	Vice President and General Manager, Computing and Communications Division
Anja Hamilton	46	Vice President, Global Human Resources
Mario Montana	54	Vice President, Chief Sales Officer
Frantz Saintellemy	42	Vice President, Automotive and Industrial Division
Dave Shepard	55	Vice President and General Manager, Consumer Products Division

Mr. Waters joined the Company as President and Chief Executive Officer in January 2014 and was appointed to the Board of Directors at the same time. Prior to joining IDT, Mr. Waters served as Executive Vice President and General Manager, Front-End Solutions at Skyworks Solutions, Inc., a semiconductor company, from 2006 until December 2012. From 2003 to 2006, he served in various positions at Skyworks, including Senior Vice President beginning in 2005, Vice President and General Manager, Cellular Systems beginning in 2004 and Vice President, Linear Products beginning in 2003. From 2001 until 2003, Mr. Waters served as Senior Vice President of Strategy and Business Development at Agere Systems Inc. and, beginning in 1998, held positions at Agere as Vice President of the Wireless Communications business and Vice President of the Broadband Communications business. Prior to working at Agere, Mr. Waters held a variety of senior management positions at Texas Instruments Inc., including Director of Network Access Products and Director of North American Sales. Mr. Waters holds a B.S. of Engineering from the University of Vermont and an M.S. in Computer Science from Northeastern University.

Mr. White joined IDT in February 2007 and became Vice President and Chief Financial Officer in September 2013. Prior to his current role, he served as Vice President Finance and Treasurer. Before joining IDT, Mr. White held management positions with Nvidia, Hitachi GST and IBM. He started his career in public accounting with Deloitte & Touche and Arthur Andersen and maintains credentials as both a CPA and CFP. Mr. White has over 25 years of professional experience in finance, business line management, strategy and business development. Mr. White holds an M.B.A. from the University of Notre Dame and a Bachelors degree in Business Administration from Seattle University.

Mr. Brandalise joined IDT in May 2000 and became Vice President, General Counsel, and Corporate Secretary in October 2012. Prior to his current role, Mr. Brandalise served as a Senior Director in IDT’s Legal Department. Previously, Mr. Brandalise held Director, Senior Corporate Counsel, and Corporate Counsel positions in IDT’s Legal Department. Mr. Brandalise joined IDT with 8 years of prior law firm experience focusing on the areas of commercial transactions, mergers & acquisitions, corporate governance, and commercial litigation. Mr. Brandalise holds a B.A. in Political Science from the University of California at Santa Barbara, and a J.D. from Santa Clara University School of Law.

Dr. Chittipeddi joined IDT as Vice President of Global Operations and Chief Technical Officer in March 2014. Prior to joining IDT, Dr. Chittipeddi served as President, Chief Executive Officer and a director of Conexant Systems, Inc. (“Conexant”), a semiconductor company, from April 2011 until July 2013 through its emergence from Chapter 11 reorganization. Prior to that, since 2006 he served in various positions at Conexant, including Chief Operating Officer and Chief Technology Officer. From 2001 until 2006, Dr. Chittipeddi served as Head of Foundry Operations and additionally managed the joint venture Silicon Manufacturing Partners between Agere Systems (now Avago Technologies) and Chartered Semiconductor (now Global Foundries). Prior

to that, he served in a variety of positions at AT&T-Bell Labs, SEMATECH and Lucent Technologies. Dr. Chittipeddi holds an M.B.A. from the University of Texas at Austin and an M.S. and a Ph.D. in Physics from The Ohio State University.

Mr. Fan joined IDT in 1999 and became Vice President and General Manager of IDT’s Computing and Communications Division in August 2013. Prior to his current position, Mr. Fan held various management roles at IDT, including Vice President and General Manager of the Interface Connectivity Division, Vice President of China Operations, Vice President and General Manager of the Memory Interface Division, General Manager of Standard Product Operations, and Senior Director of Silicon Timing Solutions. Prior to joining IDT, Mr. Fan served in various engineering and management roles with Lucent Microelectronics, Mitel Semiconductor, and the National Lab of Telecom Research in China. Mr. Fan holds a Master of Science degree in Computer Engineering from University of Cincinnati, and a B.S. degree in Computer and Telecommunications from Beijing University of Posts and Telecommunications.

Ms. Hamilton joined IDT in February 2011, and in October 2012 became our VP, Global Human Resources. Prior to joining IDT Ms. Hamilton was the Director of Global Compensation and HRIS at Atmel from August 2008 through January 2011.Prior to Atmel, Ms. Hamilton held various HR management positions at eBay and Electronic Arts. Ms. Hamilton has over 24 years of business management experience, with over 18 of those in human resources. Ms. Hamilton received her degree in business administration at the College of Applied Sciences in Augsburg, Germany, and holds several certifications in Human Resource Management.

Mr. Montana joined IDT in 1997 and became Vice President, Chief Sales Officer in August 2013. Prior to his current role, Mr. Montana was various management positions with IDT including Vice President, General Manager, Enterprise Computing Division (formerly Serial Switching Division), Director, IDT Serial-Switching Division, Director, IDT Strategic Marketing Group, and Product Line Director, IDT Telecommunications, FIFO, Logic and Timing groups, respectively. Mr. Montana holds a B.S.E.E. from the University of Waterloo, and a MBA from Santa Clara University.

Mr. Saintellemy joined IDT through the acquisition of Zentrum Mikroelektronik Dresden AG (“ZMD AG”) in December 2015 and currently serves as Vice President of IDT’s Automotive and Industrial Division. Prior to IDT’s acquisition of ZMD AG, Mr. Saintellemy served both as President of ZMD America Inc., and as Executive Vice President of Global Sales and Marketing for ZMD AG.3 Prior to that, Mr. Saintellemy was ZMD AG’s Executive Vice President of Corporate Strategy and Business Development and Sales for North America. Before joining ZMD AG, Mr. Saintellemy was Chief Technical Officer and Corporate Vice President of Technical Marketing at Future Electronics. Prior to that, Mr. Saintellemy held various product line management positions at Analog Devices. Mr. Saintellemy holds a B.S.E.E. from Northeastern University, an M.S.E.E. from MIT and a B.S. in commerce and marketing from HEC (University of Montreal) and has completed various engineering leadership development programs from MIT Sloan.

Mr. Shepard joined IDT as Vice President and General Manager, Timing and RF Division, in May 2014. In September 2015, Mr. Shepard became general manager of the Company’s Consumer Products Division, which includes the radio frequency, timing, and wireless power businesses. Prior to joining IDT, Mr. Shepard served as Vice President and General Manager, High Performance Solutions at Peregrine Semiconductor Corp. from 2010 to 2014. From 2003 to 2009, Mr. Shepard served as President and Chief Executive Officer of Sequoia Communications, Inc., a cellular RF transceiver startup. Prior to 2003, Mr. Shepard held a variety of senior management positions at Texas Instruments Inc., including General Manager of the Wireless Infrastructure Business. Mr. Shepard holds a B.A. in Physics from Lawrence University and a M.S. in Electrical Engineering from University of Wisconsin—Madison.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and programs, compensation decisions made under those programs and factors considered in making these decisions for our current named executive officers who, for fiscal 2016, were:

Gregory L. Waters	President and Chief Executive Officer
Brian C. White	Vice President and Chief Financial Officer
Sailesh Chittipeddi, Ph.D.	Vice President of Global Operations and Chief Technology Officer
Sean Fan	Vice President and General Manager, Computing and Communications Division
Dave Shepard	Vice President and General Manager, Consumer Products Division

Under applicable SEC rules, our named executive officers for fiscal year 2016 also include the following former executive officers: Arman Naghavi, former Vice President of Analog Power Technology and Graham Robertson, former Vice President of Corporate Marketing. Mr. Naghavi retired from the Company as an employee on September 29, 2015. Mr. Robertson separated from the Company on February 1, 2016.

Details regarding compensation for our named executive officers are described further below and included in the Summary Compensation Table.

As noted above, we refer to each of the above named executive officers collectively in this Compensation Discussion and Analysis as the “NEOs,” and to the Compensation Committee of the Board of Directors as the “Committee.”

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide our executives officers, including the NEOs. In addition, we explain how and why the Committee arrived at the specific compensation actions and decisions involving our executive officers during fiscal 2016.

We feel that in order to fully understand our executive compensation programs, it is important to understand:

•	Our business, our industry and our financial performance

•	Our executive compensation structure, philosophy and objectives

Our Business, Our Industry and Our Financial Performance

We develop system-level solutions that optimize our customers’ applications. Our market-leading products in RF, timing, wireless power transfer, serial switching, interfaces, automotive ASICS, sensor signal conditioners and environmental sensors are among the Company’s broad array of complete mixed-signal solutions for the communications, computing, consumer, automotive and industrial segments. These products are used for development in areas such as 4G infrastructure, network communications, cloud datacenters and power management for computing and mobile devices.

The semiconductor industry has been highly competitive and is subject to rapid technological advances, business cycles historically characterized by rapid changes in demand and evolving industry standards.

Our top talent and technology, paired with an innovative product-development philosophy, allows us to solve complex customer problems when designing communications, computing and consumer applications. Through system-level analog and digital innovation, we consistently deliver extraordinary value to our customers. We compete with product offerings from numerous companies, many of which are those identified in our peer group which will be discussed in more detail under Compensation Philosophy and Objectives.

We closed fiscal 2016 with strong results across the board. These results were underpinned by the strength and market share gains across all our end markets. Against this backdrop, we delivered record financial performance, highlights from fiscal 2016 include:

•	Revenue grew every quarter on a year over year basis and 22 percent in total;

•	Non-GAAP operating margin for the fiscal year was at 29.3% percent; a reconciliation of our GAAP to non-GAAP operating margin is provided in the section “Plan Funding of the Performance Bonus”

•	Free cash flow as a percent of revenue reached 25 percent; a reconciliation of free cash flow is provided below

•	Non-GAAP diluted EPS was up 48 percent year-over-year at $1.37; or, GAAP diluted EPS was up 116 percent at $1.32

Calculation of free cash flow as a percent of revenue:

Fiscal year ended April 3, 2016 (in million $)
Net cash provided by operating activities	192.6
Less cash used for capital expenditures	16.3

Free cash flow	176.3

Total revenue from continuing operations	697.4

Free cash flow as percent of total revenue	25%

Our compensation programs are structured, and seek to address, our competitive position and performance within the highly cyclical and competitive global semiconductor industry.

Executive Compensation Structure

As noted above, we design, develop, manufacture, and market a broad range of low-power, high-performance mixed signal semiconductor solutions for the advanced communications, computing, and consumer industries. To compete in this dynamic industry, our executive compensation programs are designed to provide competitive compensation opportunities that reward, motivate, attract, and retain superior talent, to create a direct relationship between executive compensation and performance and to create proper incentives to enhance the value of the Company and reward superior performance.

Our executive compensation programs are designed to reflect our pay for performance philosophy by rewarding superior performance based upon the actual achievement of annual goals and objectives established by the Committee at the beginning of each fiscal year. These programs link the priorities and performance metrics of the executives to the attainment and furtherance of long-term business strategies, and with the interest of stockholders.

A significant portion of the compensation payable to the executives is tied directly to the Company’s financial performance, and accordingly, the compensation package for executives is designed to fluctuate with the financial performance of the Company as a whole. We have found that this approach, which emphasizes the creation of sustainable long-term stockholder value, ensures that our executives are rewarded for their efforts only to the extent that they have produced profitable operating results.

Our executive compensation program is designed to further these principles in the following ways:

•	Base salaries, which comprise only a modest portion of each executive’s compensation package, generally target the median of the competitive market for similarly situated companies;

•

A significant portion of each executive’s compensation package is comprised of short-term cash incentive compensation in the form of a performance bonus, which is based on our ability to attain revenue and profitability goals reflected in our annual operating plan and our executive officers’ contributions toward that achievement; and

•	A substantial portion of each executive officer’s compensation package is comprised of long-term incentive compensation; in fiscal 2016 this was delivered in the form of:

•	Restricted stock units (“RSUs”), the value of which is linked to the Company’s stock price;

•	Stock options, the value of which are directly linked to the performance, valuation, and appreciation of the Company’s common stock; and

•	Performance stock units (“PSUs”), the value of which is linked to relative total shareholder return.

The table below illustrates the result of each of our compensation components for our NEOs in fiscal 2016. The Committee continues to focus on variable compensation elements in order to enhance shareholder value creation.

Pay Component		Purpose	Pay for Performance	Market Position at Target Performance	Metric	Payment based on Individual or Company Performance

Base Salary		Annual fixed salary provides competitive pay to attract and retain experienced and successful executives.	Adjustments to base salary consider individual performance, contributions to the business, competitive practices and internal comparisons.	Generally market median	Individual Performance	Individual

Annual Incentive Cash		Annual variable cash compensation encourages and rewards execution to our annual performance objectives. Engages executives in team work to achieve a common goal.	Payout depends on the achievement of our company-wide annual performance objectives. No payout for underperformance.	Generally market median	Company Revenue Non-GAAP Company Operating Margin	Company

Equity Awards	RSUs (25%)	Long-term variable compensation, maintains retention value during periods of market volatility.	Retain executives and aligns them with stockholders’ interests.	Generally market median	Stock Price Value	Company
	Stock Options (25%)	Long term variable compensation encourages and rewards long-term stockholder value, employment retention and company stock ownership.	Potential value gain through stock appreciation motivates our executives to increase stock holder value.		Stock Price Appreciation	Company
	PSUs (50%)	Long term variable compensation, encourages superior stock performance versus other potential similar investments.	The potential number of shares earned is dependent on relative total stockholder value compared to the Philadelphia Semiconductor Index (XSOX).		Relative Total Shareholder Return (XSOX)	Company

As outlined in the table above, our compensation program has three primary elements: base salary, annual cash incentive and equity awards; which are made up of RSUs, stock options and PSUs. Consistent with our pay for performance philosophy, our executives’ targeted pay mix is heavily weighted toward variable, performance-based pay which aligns a large portion of equity compensation to performance of the long term objectives of the

Company. The chart below illustrates the targeted mix of compensation for our NEOs (which includes base salary, short-term annual incentive cash and equity awards). As seen in the illustration below, for fiscal 2016, 68% of CEO target compensation was at risk and 59% of the other NEO pay was at risk.

(1)

Fiscal 2016 CEO Targeted Compensation Mix reflects Mr. Waters’ annualized base salary, annual target bonus opportunity and equity awards; granted in fiscal 2016. Mr. Waters’ Long-Term Incentive Value is calculated using the Black-Scholes methodology for stock options and a 30-Day average stock price for RSUs and PSUs. At the time of the equity decisions, Radford provided the company a 30-Day average stock price of $20.69 and a Black-Scholes Value of $7.13. The performance metrics for the performance restricted stock units will be measured based on relative total shareholder return against the Philadelphia Semiconductor Index (XSOX), as described in detail under the “Fiscal 2016—Executive Performance Plan—Relative Total Shareholder Return “below.

(2)

Fiscal 2016 NEO Average Targeted Compensation Mix reflects the average annual base salary, average annual target bonus opportunity and the average value of equity awards granted to our NEOs, other than the CEO, in fiscal 2016. The NEO Long-Term Incentive Value is calculated using the Black-Scholes methodology for stock options and a 30-Day average stock price for RSUs and PSUs. At the time of the equity decisions, Radford provided the company a 30-Day average stock price of $20.69 and a Black-Scholes Value of $7.13. The performance metrics for the performance restricted stock units will be measured based on relative total shareholder return against the Philadelphia Semiconductor Index (XSOX), as described in detail under the “Fiscal 2016—Executive Performance Plan—Relative Total Shareholder Return “below.

The incentive compensation of our NEOs is designed to enhance our total shareholder return (“TSR”). We strive to continuously improve TSR and, therefore, align short-term compensation with short-term performance and long-term compensation with long-term performance and return. The link between the compensation of our CEO and TSR is disclosed in the following graph, which shows how both total compensation and incentive compensation for our CEO has varied over the past five years in alignment with the Company’s five-year TSR:

(1)	The above chart illustrates CEO Total Pay and CEO Incentive Cash for Dr. Tewksbury, our former CEO, for fiscal 2012 and 2013. Fiscal 2014 is comprised of CEO Total Pay and CEO Incentive Cash for Dr. Tewksbury, who terminated with the company on August 26, 2013, Mr. McCreary, who served as Interim CEO from August 27, 2013 through January 5, 2014, and Mr. Waters, our current CEO, from January 6, 2014 through the close of fiscal 2016. Fiscal 2015 and 2016 is comprised of CEO Total Pay and CEO Incentive Cash for Mr. Waters.
(2)

CEO Total Pay includes salary earned, actual cash bonuses paid and the “in-the-money” value of the equity awards granted during each fiscal year; the value of equity awards excludes shares forfeited at the time of termination for Dr. Tewksbury and Mr. McCreary. The equity value for Dr. Tewksbury and Mr. McCreary is based on the total number of shares granted in each fiscal year, less the shares forfeited at the time of termination, and based on the Company’s common stock price on their date of termination. The equity value for Mr. Waters assumes equity awards are 100% vested upon grant, even though such awards vest over a 4-year period, the value is based on the closing price of our common stock on April 1, 2016 of $20.75. CEO Total Pay also includes all other compensation paid as reported in the “Summary Compensation Table” below. From fiscal year 2015 to fiscal year 2016, there is a decline in CEO Total Pay. This decline is driven by relatively flat TSR growth year-over-year and CEO Total Pay for fiscal year 2015 including a new hire PSU grant.

(3)	The CEO Incentive Cash includes the actual cash bonuses paid in each fiscal year. In fiscal 2014 the amounts reflected include actual cash bonus paid to each incumbent CEO, Dr. Tewksbury and Mr. McCreary.
(4)	Our fiscal year ends on a different day each year because our fiscal year ends at midnight on the Sunday nearest to March 31 of each calendar year. However, for consistency, the TSR and equity calculations in the above chart are based on a March 31 fiscal year end.

We endeavor to maintain good corporate governance standards in designing and administering our executive compensation policies and practices, as highlighted by the following:

	What We Do		What We Don’t Do
✓	Our change in control agreements with the NEOs contain “double trigger” provisions;	×	We do not provide excise tax payments or “gross-ups” in the event of a change in control of the Company

✓

We align pay and performance by:

-   Positioning significant portion of our long-term compensation is in the form of stock options and performance based stock units; of which is at risk and tied to the performance of the Company

		×	We do not allow for the re-pricing of stock options and stock appreciation rights, absent stockholder approval

✓	We maintain mandatory stock ownership guidelines for our Chief Executive Officer, other Executive Officers, Chairman of the Board and other non-employee directors	×	We do not currently offer, nor do we have plans to provide, pension arrangements or retirement plans for our employees;

✓	We separate the role of Chairman of the Board of Directors and Chief Executive Officer	×	We maintain a no pledging or hedging policy regarding our stock applicable to directors and officers

✓	Our Compensation Committee retains an independent compensation consultant	×	We do not provide significant executive perquisites

✓	We maintain a recoupment policy	×	We do not have employment agreements or multiyear compensation guarantees for our named executive officers

Compensation Philosophy and Objectives

Our executive compensation programs are designed to:

•	provide competitive compensation opportunities that reward, motivate, attract, and retain top talent;

•	reward performance based upon the actual achievement of annual goals and objectives established by the Committee at the beginning of each fiscal year; and

•	link the priorities and performance of the executives to the attainment and furtherance of long-term business strategies, and with the interest of stockholders.

The Committee believes that a significant portion of compensation payable to NEOs should be tied directly to the Company’s financial performance. Accordingly, the compensation package for our NEOs is designed to vary in alignment with the financial performance of the Company as a whole. During years when the Company’s performance experiences a downturn, NEO compensation will be lower; likewise, during years where the Company experiences increased revenues and profitability, NEO compensation is designed to increase. The Committee feels this compensation philosophy aligns the interests of our NEOs with that of our stockholders and provides motivation for high performance levels from our NEOs.

In fiscal 2016, important factors driving our Company’s financial performance that were identified in the setting and awarding of base and short-term compensation include:

•	revenue growth;

•	improved operating margin;

•	product sales;

•	new product development; and

•	operational excellence.

The Committee identified these priorities for our 2016 incentive program given their importance in driving increased value for our stockholders and because these are areas over which management can exert the greatest amount of control, thus increasing the potential for immediate and long term profitability.

Setting Executive Target Compensation

During fiscal 2016, Radford, an Aon Hewitt Company, served as the Committee’s independent compensation consultant on all matters related to the compensation of NEOs and other senior executives. Radford reports to the Committee and the Committee reviews and evaluates Radford’s performance and compensation. Radford typically does not provide any other consulting services to the Company outside of its compensation consulting services to the Committee. In fiscal 2016, Radford as directed by the Committee, was asked to work with management to assist with the upcoming share request. Independent of its consulting services, the Company subscribes to and participates in Radford’s Global Sales and Technology Compensation Surveys. Radford provides strategic guidance to the Committee by leveraging its extensive database and significant industry expertise. As requested by the Committee, Radford provided the Committee with comparative market data on industry best practices and data related to our NEOs and senior executives. For the compensation evaluation, in addition to publicly available data from our peers, Radford also relied on its 2015 Radford Global Technology Survey. The survey encompasses the seventeen Peer Group members named below, public semiconductor/capital equipment companies and public high technology companies all with revenues between $300 million and $1.5 billion.

The Committee used data compiled by Radford to compare our NEOs’ compensation with the compensation of executive officers at comparable companies in the semiconductor industry. The Committee, after consultation with management and Radford, established a specific group of peer companies to assist in the assessment of job levels and compensation programs and practices. In defining an appropriate peer group for purposes of comparing compensation data, consideration was given to the following factors:

•	companies with whom the Company competes for business and executive talent in the semiconductor industry;

•	companies with revenues generally between $300 million and $1.5 billion reflecting businesses of similar scope and complexity;

•	companies with market capitalization generally between $1 billion and $10 billion reflecting businesses of similar maturity; and

•	companies with 1,000 to 4,000 employees reflecting a similar organizational complexity and scale.

Based on these factors, the Committee reviewed and revised our list of peers from fiscal 2015. In fiscal 2016 the Committee added the following companies that met the above criteria: Infinera, Linear Technology and M/A-COM Technology Solutions Holdings. Micrel was removed due it’s acquisition with Microchip. As a result, the following companies (collectively, the “Peer Group”) were included in the compensation analysis for fiscal 2016:

Atmel	Intersil
Cavium	Linear Technology	PMC-Sierra
Cirrus Logic	M/A COM Technology Solutions	Power Integrations
Cypress Semiconductor	Microsemi	Semtech
Fairchild Semiconductor	Monolithic Power System	Silicon Laboratories
Infinera	OmniVision Technologies

At the beginning of fiscal 2016, as requested by the Committee, Radford presented the Committee with Peer Group and broader market survey data related to the compensation of executives holding positions comparable to the positions of each of our NEOs employed by the Company at that time, including data regarding base salaries, performance bonuses and equity awards. In order to assist the Committee with evaluation of our NEOs’ compensation packages, 2015 Radford Global Technology Survey data was combined with proxy data, where sufficient proxy data was available, to create a final market average which was used to assess compensation levels. Compensation data for NEOs who report to the CEO are reviewed by the Committee with the CEO and Radford. Data and criteria related to the CEO’s compensation, including peer group market data, are reviewed and evaluated only within the Committee and with Radford, and not with the CEO.

As noted in the “Executive Compensation Structure,” our philosophy is to generally set our NEOs’ target pay levels close to the 50th percentile of market, with variations based on experience, operational complexity, strategic impact and scope of position.

Base salaries and target performance bonuses (collectively, “Total Cash Compensation”) are determined immediately prior to delivering an offer of employment, and on an annual basis thereafter at the beginning of each fiscal year. The Committee reviews market data provided by Radford for Total Cash Compensation based on the Peer Group and broader market survey data at the 25th, 50th, and 75th percentiles. Total Cash Compensation is considered an important part of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Total Cash Compensation and long-term equity incentives are designed to vary in alignment with Company performance. In fiscal years when the Company exhibits superior performance, Total Cash Compensation and long-term equity incentives are designed to be above average competitive levels. When financial performance is below the targeted goal for a particular fiscal year, Total Cash Compensation and long-term equity incentives, specifically PSUs, are designed to be below average competitive levels. Both elements of Total Cash Compensation are determined and reviewed against market references, in conjunction with the NEO’s experience, performance, internal comparisons, and the position’s operational complexity, strategic impact, and scope.

Total Cash Compensation in combination with equity awards (collectively, “Total Direct Compensation”) is also reviewed at the 25th, 50th, and 75th percentiles of market based on the Peer Group and broader market survey data provided by Radford. Equity awards are granted to the NEOs shortly after being hired or promoted and generally within approximately six weeks of the beginning of each fiscal year, and are the Company’s only form of long-term incentive compensation. Equity awards are determined based on experience, performance, current equity holdings, retention risk, internal comparisons, and the position’s operational complexity, strategic impact, and scope in addition to the Peer Group and broader market survey data comparisons provided by Radford.

Role of CEO in Compensation Decisions

The Company’s CEO reviews and evaluates, as applicable, the other NEO’s performance, expected future contributions, internal comparisons, and also considers the market survey data provided by Radford in making recommendations to the Committee on the NEOs’ compensation. Any recommendations made by the CEO regarding the base salaries, bonuses and equity awards of the NEOs are subject to final review and approval of the Committee. Any decisions made with respect to CEO pay, are made in a closed session which includes the Committee and Radford, and excludes the CEO.

Individual Elements of NEO Compensation

Each NEO is compensated through base salary, a performance bonus, equity awards, and participation in employee benefit plans.

Base Salary

Base salaries are reviewed and determined annually at the beginning of each fiscal year, based upon the criteria outlined above and a review of the data referred to under “Setting Executive Target Compensation.”

At the beginning of fiscal 2016, the CEO proposed and the committee approved increases in base salary for the NEOs based on consideration of the NEO’s performance, strategic impact, scope of position, and position to market.

Radford and the Committee reviewed and recommended an increase to the CEO’s base salary in consideration of his performance and position to the market. The Board approved the base pay increase for the CEO.

The following table lists the fiscal 2016 base salary changes for our NEOs, the pay position relative to the Peer Group, and the decision factors for each increase, or lack of increase, as the case may be.

Named Executive Officers	2016 Base Salary ($)	2015 to 2016 Increase (%)	Approximate Position of 2016 Base Salary to Peer Group	Decision Factors
Mr. Waters	625,000	13.6	50th percentile	Increase based on competitive market data, time in position and company performance in fiscal 2016.

Mr. White	360,000	10.8	50th percentile	Increase based on competitive market data, time in position and company performance in fiscal 2016.

Dr. Chittipeddi	390,000	11.4	75th percentile	Increase based on competitive market data, the scope and complexity of the role, time in position and company performance in fiscal 2016.

Mr. Fan	325,000	4.8	50th percentile	Increase based on competitive market data, time in position and fiscal 2016 company performance.

Mr. Shepard	320,000	14.3	50th percentile	Increase based on competitive market data, time in position and fiscal 2016 company performance.

In addition to the above referenced base pay increases, Mr. Naghavi did not receive a pay increase due to his already competitive position to the market; which was positioned at the 50th percentile. Mr. Robertson’s base salary was increased to $290,000, or 5.4%, due to his time in position and the competitive market data; which was positioned at the 50th percentile.

Performance Bonus

During fiscal 2016, the NEOs participated with other eligible employees in the Company’s Annual Incentive Plan (“AIP”). The AIP was established to link participating employees’ short-term incentive compensation to the Company’s annual revenue and profitability goals.

The primary objectives of the AIP are to:

•	Encourage outstanding performance from individual employees, as well as collaboration and execution of business units, corporate functions, and the Company as a whole;

•	Link a portion of employees’ pay to the financial performance of the company; and

•	Reflect the financial performance of the company and the value delivered to Stockholders in its funding methodology.

The AIP payout is determined based on the individual bonus target amount, the achievement of specific objectives for the fiscal year, and Company performance. The AIP’s two components, Individual and Company performance, measure and reward individual and Company performance respectively. NEOs are measured solely on Company performance to encourage and reward cross-functional collaboration and execution.

Plan Funding

The AIP is funded based on Company Performance, which is measured through revenue growth and non-GAAP Operating Margin achievement levels, weighted equally. Achievement levels are set based on a scale from 25% (threshold) to 200% (maximum). If the Company’s actual achievement is below the threshold of 25%, the Annual Incentive Plan is not funded and no bonus is paid to any participant including the NEOs, regardless of individual performance. For fiscal 2016 the Revenue and Non-GAAP Operating Margin achievement scale was reviewed and approved by the Committee.

For fiscal 2016, the Committee established the following achievement scale:

Company Achievement Scale
Revenue Goal ($ M)	Non-GAAP Operating Margin % Goal	Payout	Achievement Level
$590.10	23.80%	25%	Threshold
$641.70	27.70%	100%	Target
$770.00	30.00%	200%	Maximum

The above AIP achievement scale was set at the beginning of the fiscal year and did not contemplate the future acquisition of ZMDI, which occurred late in our third fiscal quarter. The Committee determined that it was appropriate to exclude the results of ZMDI when measuring Company performance for the purpose of measuring AIP achievement. Company revenue and Non-GAAP operating margin are provided, both with and without the impact of ZMDI, along with reconciliations between GAAP and Non-GAAP in the table below.

	Including ZMDI Acquisition Fiscal year ended April 3, 2016 (in thousands $)	Excluding ZMDI Acquisition Fiscal year ended April 3, 2016 (in thousands $)
GAAP Operating Income (loss)	136,639	157,557
Acquisition related:
Amortization of acquisition related intangibles	13,662	3,085
Acquisition related legal and consulting costs	2,591	2,358
Inventory fair market value adjustment	5,531
Restructuring related:
Severance, retention and facility closure costs	11,701	6,429
Assets impairment and other	147	147
Other:
Stock-based compensation expense	34,158	34,158
Compensation benefit—deferred compensation plan	(179)	(207)
Non-GAAP Operating Income	204,250	203,527
Revenue	697,376	672,965
Operating Margin	29.29%	30.24%

AIP Company Achievement

The Committee reviewed and approved the fiscal 2016 AIP Company Performance score of 167.1%. The score is based on achievement in revenue and operating margin as outlined in the table below.

Individual Incentive Targets

Each eligible employee, including each NEO, is assigned an Individual Incentive Target based on a percentage of annual base salary. This target is established in consideration of the employee’s job level, job role, job function, and competitive data provided by Radford, as well as accomplishments within the employee’s job level for employees who were employed by the Company at the beginning of the fiscal year.

The Individual Incentive Targets for the NEOs are reviewed annually by the CEO and the Committee. Any adjustment made to the Individual Incentive Target for the NEOs other than the CEO is made at the recommendation of the CEO and is subject to the final review and approval of the Committee. Any adjustment made to the Individual Incentive Target for the CEO is made at the recommendation of the Committee and is subject to the final review and approval of the Board.

For fiscal 2016, the CEO recommended adjustments to other NEO incentive targets; the Committee reviewed and approved the changes noted below for the NEOs. In addition, Radford and the Committee reviewed and recommended to the Board a change to the CEO incentive target to better align Target Cash to the 50th percentile of the Peer Group. The Committee and the Board approved the recommendations and increases, as noted below.

Named Executive Officer	2015 Incentive Target	2016 Incentive Target	Approximate Position of 2016 Target Cash to Peer Group	Decision Factors
Mr. Waters	105%	125%	50th percentile	Increased based on competitive market data and criticality to future growth.

Mr. White	65%	75%	50th percentile	Increased based on competitive market data and criticality to future growth.

Dr. Chittipeddi	65%	70%	75th percentile	Increased based on competitive market data, scope and complexity of the role, and criticality to future growth.

Mr. Fan	65%	70%	50th percentile	Increased based on competitive market data and criticality to future growth.

Mr. Shepard	65%	70%	50th percentile	Increased based on competitive market data and criticality to future growth.

In addition to the above referenced incentive target changes, Messrs. Naghavi and Robertson’s incentive targets were increased based on competitive market data. Mr. Naghavi’s incentive target was increased to 70% from 65%, which placed him at the 50th percentile of the market. Mr. Robertson’s incentive target was increased to 60% from 55%, which placed him at the 50th percentile of the market.

While the annual goals for each of the NEOs are specific and measurable, at the end of the fiscal year, the Compensation Committee may exercise negative discretion in changing an NEO’s payout related to unforeseen performance issues.

Calculation of Performance Bonus

The AIP payout for each NEO is calculated based on each NEO’s fiscal 2016 base earnings, individual incentive target, and Company Performance, using the following calculation:

Total Payout =

(Actual Fiscal 2016 Base Earnings x Individual Incentive Target x Company Performance)

Performance Bonus Payments Earned in Fiscal 2016

Performance Bonus Threshold, Target, Maximum, and Actual Payment

NEO	FY2016 Target Award (% of Base Earnings)	FY2016 Payment Threshold Award ($)(1)(2)	FY2016 Payment Target Award ($)(1)	FY2016 Payment Maximum Award ($)(1)(3)	FY2016 Actual Award ($)
Mr. Waters	125%	191,707	766,830	1,533,659	1,281,372
Mr. White	75%	66,490	265,961	531,923	444,422
Dr. Chittipeddi	70%	67,173	268,692	537,385	448,985
Mr. Fan	70%	56,471	225,885	451,770	377,454
Mr. Shepard	70%	54,923	219,693	439,387	367,108

(1)	All payment calculations are calculated using the NEO’s actual fiscal 2016 base earnings.
(2)	The amounts reported under the Payment Threshold column represent the minimum payment level at 25% funding based on the minimum achievement of revenue growth and non-GAAP Operating Margin, weighted equally.
(3)	The amounts reported in the Maximum column represent the maximum payment level at 200% funding based on the maximum achievement of revenue growth and non-GAAP Operating Margin, weighted equally.

Year-End 2016 Bonus Payment

The Compensation Committee approved the following achievements and AIP payouts for fiscal 2016.

NEO	Actual FY2016 Target Award ($)	Actual FY2016 Company Performance Factor (%)	FY2016 Final Payout ($)	Percent of Target (%)
Mr. Waters	766,830	167.1%	1,281,372	167.1%
Mr. White	265,961	167.1%	444,422	167.1%
Dr. Chittipeddi	268,692	167.1%	448,985	167.1%
Mr. Fan	225,885	167.1%	377,454	167.1%
Mr. Shepard	219,693	167.1%	367,108	167.1%

Messrs. Naghavi and Robertson did not receive a payout under the plan; however, their severance payments considered payouts they would have received if still employed at the close of the fiscal year. Additional details regarding their severance payments is captured under “Retirement and Other Benefits” below.

Equity Awards for the NEOs in Fiscal 2016

Equity awards are reviewed and determined annually at the beginning of each fiscal year, based upon the criteria outlined above and a review of the data referred to under “Setting Executive Target Compensation.”

The equity compensation for the NEOs in fiscal 2016 was granted in stock options, performance stock units and restricted stock units.

Stock Options, Restricted Stock Units and Performance Stock Units

The emphasis on stock options at the upper levels of the Company is intended to place more of the executive’s total compensation at risk and dependent upon the Company’s stock performance, because all stock options are granted with an exercise price equal to the “fair market” value on the date of grant and as such, only have value if our stock price increases, thus ensuring a strong alignment with stockholders.

Stock options generally expire seven years after the date of the grant. Our option plans specifically preclude the re-pricing of stock options and stock appreciation rights, absent stockholder approval. Stock options granted by the Company have an exercise price equal to the closing price of our stock on the last trading day before the grant date and typically vest over a four-year period based upon continued employment, with 25% vesting on the first anniversary of the grant date and the remainder vesting in 1/36 increments monthly thereafter for the remaining 36 months.

Restricted Stock Units vest equally over a four-year period, with 25% of the grant vesting on each anniversary date, following the date of the grant. Vesting of RSU awards is subject to continued employment.

The equity awards were structured to align to the performance scale, as outlined in more detail under “Fiscal 2016—Executive Performance (Total Shareholder Return),” and to drive shareholder value by putting a larger portion at risk. The following table sets forth a comparison to benchmark data of the option, RSU and PSU awards, discussed more fully below, for each NEO, and the factors considered by the Committee, and the Board for the CEO, in determining the respective award amounts.

Name	FY2016 Option Award (# of Shares)	FY2016 RSU Award (# of Shares)	FY2016 PSU Target (# of Shares)	FY2016 Target Equity Award (in thousand $)(1)(2)	Approximate Position of Equity Award to Peer Group	Decision Factors
Mr. Waters	115,968	44,117	75,661	3,500	50th percentile	Competitive market data, strategic importance to the company

Mr. White	37,276	14,181	24,320	1,125	50th percentile	Competitive market data, strategic importance to the company

Dr. Chittipeddi	28,164	10,714	18,375	850	75th percentile	Competitive market data, strategic importance to the growth of the company

Mr. Fan	26,507	10,084	17,294	800	50th—75th percentile	Competitive market data, strategic importance to the growth of the company

Mr. Shepard	26,507	10,084	17,294	800	50th—75th percentile	Competitive market data, strategic importance to the growth of the company

(1)

The NEO Long-Term Incentive Value is calculated using the Black-Scholes methodology for stock options and a 30-Day average stock price for RSUs and PSUs. At the time of the equity decisions, Radford provided the company a 30-Day average stock price of $20.69 and a Black-Scholes Value of $7.13. The performance metrics for the performance restricted stock units will be measured based on relative TSR against the

Philadelphia Semiconductor Index (XSOX), as described in detail under the “Fiscal 2016 – Executive Performance Plan – Relative Total Shareholder Return “below.
(2)

Mr. Naghavi received a target grant in the amount of $600K; of which, he received 19,881 in stock options, 7,563 in RSUs and 12,971 in PSUs. Mr. Robertson received a target grant in the amount of $500K; of which, he received 16,567 in stock options, 6,303 in RSUs and 10,809 in PSUs. Messrs. Naghavi’s and Robertson’s target grants were positioned at approximately the 50th percentile of the market. These awards were forfeited upon termination.

Performance Stock Units

Fiscal 2016—Executive Performance Plan (Total Shareholder Return)

In fiscal 2016, each of our NEOs received a performance stock unit grant as part of a long-term incentive program, otherwise named Executive Performance Plan (“2016 EPP”). The Committee believed that it was important to focus on shareholder value creation and align executive rewards to total shareholder return (“TSR”). The 2016 EPP ties the largest portion of the NEOs’ equity to the company’s total shareholder return relative to the Semiconductor industry, for the purposes of this plan, measured through the Philadelphia Semiconductor index (XSOX); which is a 21-year old index with 30 companies in the semiconductor industry. The performance period under the 2016 EPP is the Company’s fiscal years 2016 and 2017. The number of shares of Company common stock issuable upon vesting of the performance stock units is dependent on the level of performance achievement. The performance achievement is measured based on the Company’s relative TSR against the XSOX as a percentile rank. The number of shares issuable is measured as a percentage of the target number of PSUs and determined based on the achievement scale as noted in the table below. In the event that the Company’s stock price depreciates over the performance period, the maximum number of shares issuable will be limited to no more than 100% of the target PSUs.

As noted above, the performance period under 2016 EPP is the Company’s fiscal 2016 and 2017; performance under the plan will not be assessed until the close of fiscal 2017. Therefore, in fiscal 2016 no shares were earned.

TSR Performance vs. XSOX Index (awards are linearly interpolated)	Payout as a % of Target (if stock appreciates during performance period)	Payout as a % of Target (if stock depreciates during performance period)
>= 90th percentile	200%	100%
>=70th percentile	150%	100%
>= 50th percentile	100%	100%
>=30th percentile	50%	50%
Below 30th percentile	0%	0%

Fiscal 2015—Executive Performance Plan (Total Shareholder Return)

In fiscal year 2015, each of our NEOs received a performance stock unit grant as part of an Executive Performance Plan (“2015 EPP”). The plan’s purpose was to focus the executives on both growing the company and shareholder value. The 2015 EPP ties a large portion of the NEO’s equity to achievement of relative TSR against the XSOX as a percentile rank. The performance period under the 2015 EPP began on March 31, 2014 and ended on April 3, 2016. The number of shares of the Company’s common stock issuable upon vesting of the performance stock units is dependent on the Company’s achievement. The following table outlines the minimum, target and maximum threshold set under the plan.

Achievement Threshold	TSR Performance vs. XSOX Index (awards are linearly interpolated)	Payout as a % of Target (if stock appreciates during performance period)	Payout as a % of Target (if stock depreciates during performance period)
Maximum	>= 90th percentile	200%	100%
Target	>= 50th percentile	100%	100%
Minimum	>=30th percentile	50%	50%

The 2015 EPP closed on April 3, 2016, the Company ranked within the top three companies and achieved the 93rd percentile in the XSOX. Therefore, this achievement resulted in the final number of shares earned equal to the maximum of 200% target. The Committee reviewed and approved Aon’s assessment of performance under the plan. As a result of this achievement, the NEOs earned the following number of PSUs in fiscal 2016:

Name	Target PSU Grant (# of Shares)	Plan Achievement FY2015-FY2016	Earned PSU Award (# of Shares)
Mr. Waters	300,000	200%	600,000
Mr. White	30,000	200%	60,000
Dr. Chittipeddi	40,000	200%	80,000
Mr. Fan	30,000	200%	60,000
Mr. Shepard	20,000	200%	40,000

Earned PSUs vest equally over two years, 50% of shares vest June 15, 2016 and the remaining 50% vest June 15, 2017. Under the terms of Mr. Naghavi’s consulting arrangement, he remained eligible to receive 50% of shares earned under the 2015 EPP. Mr. Naghavi’s target grant under the 2015 EPP was 30,000; based on the aforementioned performance achievement Mr. Naghavi earned 60,000 shares. Mr. Naghavi received 30,000 of the 60,000 shares earned on June 15, 2016; the remaining 50% forfeited upon the termination of consulting services, which ended on June 30, 2016. Mr. Robertson’s participation in the plan ceased upon his termination on February 1, 2016 and no shares were earned. However, as described more fully below under “Retirement and Other Benefits,” Mr. Robertson’s severance payment captured the value of 50% of the forfeited PSU award.

Retirement and Other Benefits

Separation Arrangements

The Company entered into a separation agreement with Mr. Naghavi pursuant to which, in exchange for Mr. Naghavi’s execution and non-revocation of a general release of claims, Mr. Naghavi became entitled to receive the following payments and benefits: (i) a $329,719 lump sum payment in lieu of the estimated amount Mr. Naghavi might have received under the Company’s 2016 AIP, less all applicable taxes, deductions and withholdings, (ii) COBRA premiums paid directly to the COBRA Administrator on Mr. Naghavi’s behalf for existing medical, dental and vision coverage for a maximum of nine (9) consecutive months from October 1, 2015, and (iii) vesting in equity under the 2015 EPP, contingent upon his entering into a services agreement with the Company. Notwithstanding the terms of the separation agreement, Mr. Naghavi was also paid a $314,018 lump sum payment, less all applicable taxes, deductions and withholdings, pursuant to the terms of his offer letter, as amended.

The Company also entered into a services agreement with Mr. Naghavi pursuant to which continued to provide certain services to the company as a consultant through June 30, 2016. Pursuant to this agreement, Mr. Naghavi received cash compensation in the same amount as his base salary as of September 29, 2015, and equity vesting pursuant to the terms of his stock option and restricted stock unit grant agreements.

The Company entered into a separation agreement with Mr. Robertson pursuant to which, in exchange for Mr. Robertson’s execution and non-revocation of general release of claims, Mr. Robertson became entitled to receive a $1,400,000 lump sum payment in lieu of the following considerations which Mr. Robertson may have earned had he continued his employment through calendar year 2016; (a) $120,000 which was equal to five (5) months of his base salary, (b) $260,000 which was the estimated amount Mr. Robertson may have received under the Company’s 2016 AIP, (c) $450,000, which was an estimate of the value of the vesting of prior equity grants that he would have otherwise received had he remained employed through the remainder of the calendar year 2016, and (d) $490,000, which was an estimate of the value of the first installment of shares Mr. Robertson may have received under the 2015 EPP. All payments to Mr. Robertson were reduced by all applicable taxes, deductions and withholdings. In addition to the aforementioned benefits, Mr. Robertson also received COBRA premiums paid directly to the COBRA Administrator on Mr. Robertson’s behalf for existing medical, dental and vision coverage for a maximum of twelve (12) consecutive months from February 1, 2015 and outplacement assistance in the amount of $15,000, paid directly to the outplacement provider.

Section 401(k) Plan. The Company offers the NEOs the opportunity to participate in its Section 401(k) plan. NEOs participate under the same plan provisions as all other employees. Participating NEOs may contribute up to 75% of their eligible compensation as a pre-tax or Roth after-tax contribution to a maximum of $18,000 in calendar year 2015. Starting in August 2015, employees may also defer up to $29,000 of after-tax earnings. Currently, key provisions of the plan include a Company match of $0.50 per $1.00 of the employee’s contributions up to 6% of base salary, with maximum calendar year contributions from the Company capped at $6,000 per employee. This matching practice is viewed by the Company as consistent with industry norms and required to provide a total compensation plan that is competitive with other high technology and semiconductor companies. The Company’s contributions vest over four years and if an employee terminates his or her employment prior to four years, the Company’s contributions will be prorated according to the number of years worked.

Non-Qualified Deferred Compensation Plan. The Company maintains an unfunded non-Qualified Deferred Compensation Plan to provide benefits to eligible director level employees and above. Under this plan, participants can defer up to 100% of their regular salaries, bonuses or other compensation such as commissions or special awards. Participants can select from among 22 different investment options. A participant is credited with the return of the underlying investment option and there is currently no matching of contributions by the Company. A participant may invest in any one or more of the following investment alternatives and may change his or her investment selections at any time: Vanguard Mid Cap Index Inv, Dreyfus Small Cap Stock Index, 1st Eagle Overseas, Vanguard Windsor II Inv, VIP Freedom 2010, VIP Freedom 2016, VIP Freedom 2020, VIP Freedom 2025, VIP Freedom 2030 , VIP Freedom 2035, VIP Freedom 2040, VIP Freedom 2045, VIP II Contrafund, VIP II Index 500, VIP III Mid Cap, VIP International Capital Appreciation, VIP Real Estate, Pimco Real Return BD, Pimco Total Return, VIP Freedom Income, VIP High Income, or Fidelity Retirement Money Market. Participant balances are always 100% vested. Additionally, the Company has set aside assets in a separate trust designed to meet the obligations under the plan. The trust assets are invested in a manner that is intended to offset the investment performance of the funds selected by the participants. The deferral accounts are distributed following a participant’s termination of employment with the Company, unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). Generally, distributions are made in a lump sum payment; however, in the event of a distribution due to retirement, a participant may elect a single lump sum distribution or annual installment distributions paid over two to 15 years. The Committee believes this plan is an important vehicle that allows plan participants to reach their retirement objectives over the long term. Mr. Fan and Dr. Chittipeddi participated in the non-Qualified Deferred Compensation Plan in fiscal 2016. No other NEO participated in the non-Qualified Deferred Compensation Plan in fiscal 2016.

Employee Stock Purchase Plan. The Company maintains an Employee Stock Purchase Plan that was approved by stockholders at the Company’s 2009 Annual Meeting. NEOs participate under the same plan provisions as all other eligible employees. Under the plan, eligible employees can purchase Company stock on the last day of each designated three-month purchase period. The per share purchase price is the lesser of 85% of the fair market value of the stock on the first day of the three-month purchase period or 85% of the fair market value of the stock on the last day of the three-month purchase period. The maximum number of shares of stock which may be purchased is 2,500 shares per purchase period. During fiscal 2016, Messrs. Waters and White participated in the Employee Stock Purchase Plan. Dr. Chittipeddi, Mr. Fan and Mr. Shepard did not participate in the Employee Stock Purchase Plan at any time during fiscal 2016.

Other Benefits. The NEOs are eligible to participate in all other benefits programs offered by the Company to its employees generally, on the same terms as all other employees. These programs include, but are not limited to, group medical, group dental, basic life insurance, supplemental life insurance, long-term disability insurance, relocation expense reimbursement, and other such benefits programs.

Change of Control Agreements

The Board recognizes that from time to time it is possible that another entity may consider acquiring the Company or a change in control might otherwise occur, with or without the approval of the Board. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the CEO and each NEO, notwithstanding the possibility, threat, or occurrence of a change of control. Therefore, the Company has entered into a Change of Control Agreement with the CEO and each of the other NEOs. See the discussion below under “Executive Compensation—Severance and Change of Control Benefits.”

Deductibility of Executive Compensation

Section 162(m) of the Code (“Section 162(m)”) generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1 million paid to certain executive officers. The Company believes that its stock option related compensation generally satisfies the requirements for deductibility under Section 162(m). However, the Committee considers one of its primary responsibilities to provide a compensation program that will attract, retain, and reward executive talent necessary to maximize stockholder returns. Accordingly, the Committee believes that the Company’s interests are best served in some circumstances by providing compensation (such as salary, incentive compensation, perquisites, restricted stock, restricted stock unit awards and performance restricted stock units) which might be subject to the tax deductibility limitation of Section 162(m).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During fiscal 2016, the members of the Committee were all non-employee directors of the Company and have not at any time been officers or employees of the Company. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal 2016.

Recoupment Policy

In accordance with the AIP, in the event of a restatement of the Company’s earnings due to material noncompliance with any financial reporting requirement under the U. S. securities laws, the Company is entitled to and shall recoup the difference between incentive-based compensation paid to all current executive officers who received incentive-based compensation under the AIP during the three years preceding the restatement, which incentive payments were paid on the basis of erroneous data, and the amount of incentive-based compensation that would have been paid based on the corrected data. This provision of the AIP may be amended by the Compensation Committee at any time to comply with any rules promulgated by the SEC.

EXECUTIVE COMPENSATION

The following table discloses the compensation information for the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2016 and up to two additional highly compensated executive officers who were not serving as executive officers as of the end of fiscal 2016 (together, the “Named Executive Officers” or “NEOs”). This information includes the dollar value of base salaries, stock option, restricted stock unit and performance stock unit awards, bonus payments, and certain other compensation, if any, whether paid or deferred. No disclosure is provided for 2014 or 2015 for those persons who were not named executive officers in fiscal 2014 and fiscal 2015.

Summary Compensation Table for Fiscal 2016

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Gregory L. Waters.	2016	613,464	—	3,471,013	875,003	1,281,372	—	9,037	6,249,889
President and Chief Executive Officer	2015	550,014	—	6,300,000	—	1,093,236	—	73,258	8,016,508
	2014	116,349	—	1,179,000	1,380,606		—	10,344	2,686,299

Brian C. White	2016	354,615	—	1,115,707	281,257	444,422	—	7,901	2,203,902
Vice President and Chief Financial Officer	2015	309,188	—	812,400	150,710	380,441	—	9,952	1,662,691
	2014	273,895	—	216,550	45,276	127,722	—	6,092	669,535

Sailesh Chittipeddi, Ph.D.	2016	383,846	—	842,964	212,504	448,985	—	8,244	1,896,543
Vice President of Global Operations and Chief Technical Officer	2015	346,636	—	1,173,900	174,461	426,519	—	56,936	2,178,452

Sean Fan	2016	322,693	—	793,379	200,003	377,454	—	5,252	1,698,781
Vice President and General Manager, Computing and Communications Division	2015	305,711	—	812,400	150,710	375,915	—	7,126	1,651,862
	2014	280,800	101,314	251,100	239,693	161,178	—	155,192	1,189,277

Dave Shepard	2016	313,848	—	793,379	200,003	367,108	—	8,839	1,683,177
Vice President and General Manager, Consumer Products Division

Arman Naghavi(6)	2016	186,924	—	595,080	150,008	—	—	793,340	1,725,352
Former Vice President, Analog and Power Division	2015 2014	319,192 309,025	— —	814,187 334,800	150,710 266,325	385,438 195,448	— —	9,646 18,302	1,679,173 1,123,900

Graham Robertson(7)	2016	270,623	—	495,881	125,503	—	—	1,482,013	2,374,020
Former Vice President, Corporate Marketing

(1)	The amounts reported represent total base salary paid for the covered fiscal year and are inclusive of any amounts deferred in the covered fiscal year under the Non-Qualified Deferred Compensation Plan.
(2)

Stock awards consist of restricted stock unit awards and performance stock unit awards granted under the 2004 Equity Plan. The amounts reported represent the grant date fair value of restricted stock unit awards and performance stock unit awards granted during the covered fiscal year calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the restricted stock unit awards and performance stock unit awards, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2016, filed with the SEC on May 20, 2016. The table below sets forth the grant date fair value determined in accordance with FASB ASC Topic 718 principles (i) based upon the probable outcome of the performance stock unit awards granted in fiscal 2015 and (ii) based upon achieving the maximum level of performance as of the grant date. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the amount reported. The Company granted performance stock units to our NEOs in 2015.

Named Executive Officer	Grant Date	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)
Gregory L. Waters	6/15/2015	2,502,866	5,005,732
Brian C. White	6/15/2015	804,506	1,609,011
Sailesh Chittipeddi, Ph.D.	6/15/2015	607,845	1,215,690
Sean Fan	6/15/2015	572,085	1,144,171
Dave Shepard	6/15/2015	572,085	1,144,171
Arman Naghavi	6/15/2015	429,080	858,161
Graham Robertson	6/15/2015	357,561	715,122

(3)	The amounts reported represent the grant date fair value of stock options granted during the covered fiscal year calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions and estimates used to calculate the value of the option awards, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2016 filed with the SEC on May 20, 2016. The actual value, if any, that an NEO may realize from a stock option is contingent upon the satisfaction of the conditions to vesting in the option and upon the excess of the market price of the Company’s common stock over the exercise price, if any, on the date of exercise and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the amount reported.
(4)	The amounts reported represent total bonus payments earned under our Annual Incentive Plan for the covered fiscal year. See “Compensation Discussion and Analysis—Individual Elements of NEO Compensation—Performance Bonus” in this Proxy Statement for a more complete description of the amounts earned.
(5)	The amounts reported include the following: the Company’s matching contributions to the individual Section 401(k) and Health Care Spending accounts of the NEOs. Mr. Naghavi’s amount includes: (i) 401K match in the amount of $3,464; (ii) severance in the amount of $644,949; (iii) COBRA premiums covering 9 months in the amount of $14,085, and (iv) payment for his consulting services to the Company during fiscal year 2016, which covered November 2015 through March 2016, in the amount of $130,842. Mr. Robertson’s amount includes: (i) 401K match in the amount of $5,289; (ii) tuition reimbursement in the amount of $5,817; (iii) auto allowance in the amount of $7,024; (iv) severance in the amount of $1,432,841; and (v) COBRA premiums covering 12 months in the amount of $31,042.
(6)	Mr. Naghavi retired from the Company as an employee on September 29, 2015 and as a consultant on June 30, 2016. Following the termination of his consultancy, Mr. Naghavi’s unvested equity awards, including his 2016 stock option, restricted stock unit and performance stock unit awards, were forfeited.
(7)	Mr. Robertson separated from the Company on February 1, 2016. Mr. Robertson’s unvested equity awards, including his 2016 stock option, restricted stock unit and performance stock unit awards, were forfeited as of such date.

Grants of Plan-Based Awards for Fiscal 2016

The following table shows all plan-based awards granted to the NEOs in fiscal 2016. The equity awards identified in the table below are also reported in the table “Outstanding Equity Awards at Fiscal Year End for 2016,” below. The amounts reported for the non-equity awards identified below are the threshold, target, and maximum amounts payable under the AIP that could have been earned in fiscal 2016. For additional information regarding plan-based awards to our NEOs, see “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(9)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/ Share)(7)	Closing Market Price on Date of Grant ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(8)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Gregory L. Waters	5/15/2015	191,707	766,830	1,533,659	—	—	—		115,968	21.95	21.98	875,003
	5/15/2015	—	—	—	—	—	—	44,117				968,148
	6/15/2015	—	—	—	37,830	75,661	151,322					2,502,866

Brian C. White	5/15/2015	66,490	265,961	531,923	—	—	—		37,276	21.95	21.98	281,257
	5/15/2015	—	—	—	—	—	—	14,181				311,202
	6/16/2015	—	—	—	12,160	24,320	48,640					804,506

Sailesh Chittipeddi, Ph.D.	5/15/2015	67,173	268,692	537,385	—	—	—		28,164	21.95	21.98	212,504
	5/15/2015	—	—	—	—	—	—	10,714				235,119
	6/16/2015	—	—	—	9,187	18,375	36,750					607,845

Sean Fan	5/15/2015	56,471	225,885	451,770	—	—	—		26,507	21.95	21.98	200,003
	5/15/2015	—	—	—	—	—	—	10,084				221,293
	6/16/2015	—	—	—	8,647	17,294	34,588					572,086

Dave Shepard	5/15/2015	54,923	219,693	439,387	—	—	—		26,507	21.95	21.98	200,003
	5/15/2015	—	—	—	—	—	—	10,084				221,293
	6/16/2015	—	—	—	8,647	17,294	34,588					572,086

Arman Naghavi(10)	5/15/2015	54,950	219,800	439,600	—	—	—		19,881	21.95	21.98	150,008
	5/15/2015	—	—	—	—	—	—	7,563				166,008
	6/16/2015	—	—	—	6,485	12,971	25,942					429,080
	5/15/2015	43,500	174,000	348,000	—	—	—		16,567	21.95	21.98	125,003

Graham Robertson(11)	5/15/2015	—	—	—	—	—	—	6,303				138,319
	6/16/2015	—	—	—	5,404	10,809	21,618					357,562

(1)	Amounts represent the Annual Incentive Plan (AIP) award that is dependent on actual funding based on the corporate performance measure of Revenue growth and non-GAAP Operating Margin. The actual payout amounts under the plan for fiscal 2016 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
(2)	The amounts reported in the Threshold column represent the minimum payment level at 25% funding, based on the minimum achievement of Revenue and non-GAAP Operating Margin achievement levels.
(3)	The amounts reported in the Target column represent the target payment level at 100% funding based on the target achievement of achievement of Revenue and non-GAAP Operating Margin achievement levels.
(4)	The amounts reported in the Maximum column represent the maximum payment level at 200% funding based on the maximum achievement of achievement of Revenue and non-GAAP Operating Margin achievement levels.
(5)	The amounts reported are for restricted stock units granted under the Company’s 2004 Equity Plan. Each restricted stock unit award vests with respect to 25% of the shares of the Company’s common stock subject thereto on each anniversary of the date of grant, such that the award is fully vested on the fourth anniversary of the date of grant, subject to continued service to the Company through each vesting date.
(6)	The amounts reported are for stock options granted under the Company’s 2004 Equity Plan. Each stock option expires seven years from the date of grant. Each stock option vests 25% on the first anniversary of the grant date, or in the case of new-hire grants, on the anniversary of the hire date, and in 1/36 increments monthly thereafter over the remaining three years until fully vested at the end of four years.
(7)	For purposes of determining the exercise price of the stock options granted under the Company’s stock option plans, the fair market value on the date of grant is defined as the closing market price of the Company’s common stock reported by the NASDAQ on the trading day immediately preceding the date of grant.

(8)	These amounts reported represent the grant date fair value of the equity awards computed in accordance with ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including related assumptions and estimates, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2016, filed with the SEC on May 20, 2016. Grants issued under the 2016 EPP, were issued with a closing stock price of $23.76 on June 15, 2015.
(9)	Amounts represent performance stock unit awards granted pursuant to the 2016 EPP. The target number of shares was granted; the “threshold” number of shares shown is 50% of the target number of shares, representing the lowest possible amount of vesting under the plan. However, if minimum performance levels are not met, then no shares are earned under the plan. The “maximum” number of shares shown is 200% of target number of shares. Please see the section “Compensation Discussion and Analysis-Equity Awards for the NEOs in Fiscal 2016-Performance Stock Units” for a detailed discussion of the performance stock unit awards.
(10)	Mr. Naghavi retired from the Company as an employee on September 29, 2015 and as a consultant on June 30, 2016. Following the termination of his consultancy, Mr. Naghavi’s unvested equity awards, including his 2016 stock option, restricted stock unit and performance stock unit awards, were forfeited.
(11)	Mr. Robertson separated from the Company on February 1, 2016. Mr. Robertson’s unvested equity awards, including his 2016 stock option, restricted stock unit and performance stock unit awards, were forfeited as of such date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table:

See “Compensation Discussion and Analysis” in this Proxy Statement for a more complete description of the amounts earned or awards granted, as well as an explanation of the amount of salary and bonus in proportion to the total compensation for each NEO.

Outstanding Equity Awards at Fiscal 2016 Year-End

		OPTION AWARDS					STOCK AWARDS
Name (a)	Grant Date or Vesting Commence- ment Date (b)(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)	Option Exercise Price (f)	Option Expiration Date (g)	Numbers of Shares or Units of Stock That Have Not Vested (#) (h)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (i)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(j)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(k)(3)

Gregory L. Waters	2/18/2014	189,583	160,417		$11.79	2/18/2021
	2/18/2014						50,000	1,375,000
	6/16/2014						600,000	12,450,000
	5/15/2015	0	115,968		$21.95	5/15/2022
	5/15/2015						44,117	915,428
	6/15/2015								151,322	3,139,932

Brian C. White	5/16/2011	7,655	0		$8.49	5/16/2018
	5/15/2012	20,400	1,275		$5.77	5/15/2019
	5/15/2012						850	17,637
	5/15/2013	12,041	4,959		$7.67	5/15/2020
	5/15/2013						7,500	155,625
	5/15/2014	17,875	21,125		$12.16	5/15/2021
	5/15/2014						11,250	233,438
	6/16/2014						60,000	1,245,000
	5/15/2015	0	37,276		$21.95	5/15/2022
	5/15/2015						14,181	294,256
	6/15/2015								48,640	1,009,280

Sailesh Chittipeddi Ph.D.	4/15/2014	10,417	25,000		$11.13	4/15/2021
	4/15/2014						22,500	466,875
	6/16/2014						80,000	1,660,000
	5/15/2015	0	28,164		$21.95	5/15/2022
	5/15/2015						10,714	222,315
	6/15/2015								36,750	762,563

Sean Fan	5/16/2011	16,250	0		$8.49	5/16/2018
	5/15/2012	29,167	4,167		$5.77	5/15/2019
	5/15/2013	63,750	26,250		$7.67	5/15/2020
	5/15/2014	17,875	21,125		$12.16	5/15/2021
	5/15/2014						11,250	233,438
	6/16/2014						60,000	1,245,000
	5/15/2015	0	26,507		$21.95	5/15/2022
	5/15/2015						10,084	209,243
	6/15/2015								34,588	717,701

		OPTION AWARDS					STOCK AWARDS
Name (a)	Grant Date or Vesting Commence- ment Date (b)(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)	Option Exercise Price (f)	Option Expiration Date (g)	Numbers of Shares or Units of Stock That Have Not Vested (#) (h)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (i)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(j)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(k)(3)

Dave Shepard	5/15/2014	6,250	15,625		$12.16	5/15/2021
	5/15/2014						7,500	155,625
	6/16/2014						40,000	830,000
	5/15/2015	0	26,507		$21.95	5/15/2022
	5/15/2015						10,084	209,243
	6/15/2015								34,588	717,701

Arman Naghavi	5/15/2012	67,708	7,292		$5.77	5/15/2019
	5/15/2013	70,833	29,167		$7.67	5/15/2020
	5/15/2014	17,875	21,125		$12.16	5/15/2021
	5/15/2014						11,250	233,438
	6/16/2014						60,000	1,245,000
	11/17/2014						76	1,577
	5/15/2015	0	19,881		$21.95	5/15/2022
	5/15/2015						7,563	156,933

Graham Robertson	5/15/2011	3,125	0		$8.49	5/15/2018
	5/15/2012	11,458	0		$5.77	5/15/2019
	5/15/2013	17,188	0		$7.67	5/15/2020
	5/15/2014	10,000	0		$12.16	5/15/2021

(1)	Each stock option vests and becomes exercisable with respect to 25% of the shares of the Company’s common stock subject thereto on the first anniversary of the vesting commencement date, which is the date of grant, or the date of hire or promotion, as applicable, and with respect to the remaining shares subject thereto, on each monthly anniversary thereafter over the following thirty-six months such that the option is fully vested and exercisable on the fourth anniversary, subject to continued service to the Company through each vesting date.
(2)	Each restricted stock unit award vests with respect to 25% of the shares of the Company’s common stock subject thereto on each anniversary of the vesting commencement date, such that the award is fully vested on the fourth anniversary of the date of grant, subject to continued service to the Company through each vesting date.
(3)	The dollar amounts shown in columns (i) and (k) are determined by multiplying (x) the number of shares or units reported in columns (h) and (j) by (y) $20.75 (the closing price of the Company’s common stock on April 1, 2016, the last trading day of fiscal 2016).
(4)	Amounts represent performance stock unit awards granted pursuant to the 2016 EPP. Please see the section “Compensation Discussion and Analysis-Equity Awards for the NEOs in Fiscal 2016-Performance Stock Units” for a detailed discussion of the performance stock unit awards. In accordance with SEC rules, amounts represent the “maximum” shares that may be earned under the PSUs granted under the 2016 EPP as our actual performance through April 3, 2016 was at 184%. The actual amounts that may be earned are subject to the Company’s TSR performance through the end of fiscal 2016.

Option Exercises and Stock Vested for Fiscal 2016

The following table shows all stock options exercised and stock awards that vested and the value realized upon exercise or vesting for each of the NEOs during fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory L. Waters	—	—	25,000	424,000
Brian C. White	10,000	135,102	19,350	425,673
Sailesh Chittipeddi, Ph.D.	14,583	187,951	7,500	148,875
Sean Fan	—	—	36,386	806,387
Dave Shepard	8,125	94,422	2,500	54,863
Arman Naghavi	444,000	8,215,163	34,144	719,101
Graham Robertson	—	—	34,608	775,165

Non-Qualified Deferred Compensation for Fiscal 2016

The Company maintains a Non-Qualified Deferred Compensation Plan that allows director-level employees and above to defer up to 100% of their regular salaries, bonuses or other compensation Mr. Fan and Dr. Chittipeddi participated in the non-Qualified Deferred Compensation Plan in fiscal 2016. No other NEO participated in the non-Qualified Deferred Compensation Plan in fiscal 2016.

The following table sets forth a summary of contributions to, and account balances under, our Non-Qualified Deferred Compensation Plan, as more fully described below, for the year ended April 3, 2016.

Name	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at last FYE ($)
Sean Fan	408,757.38	—	55,227.64	—	939,178.18
Sailesh Chittipeddi. Ph.D.	209,597.85	—	(4,345.88)	—	217,735.22

Under this plan, participants can defer up to 100% of their regular salaries, bonuses or other compensation such as commissions or special awards. Participants can select from among 22 different investment options from which their earnings are measured. A participant is credited with the return of the underlying investment option and there is currently no matching of contributions by the Company. A participant may invest in any one or more investment alternatives offered under the plan. Additionally, the Company has set aside assets in a separate trust designed to meet the obligations under the plan. The trust assets are invested in a manner that is intended to offset the investment performance of the funds selected by the participants. The deferral accounts are distributed following a participant’s termination of employment with the Company, unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). Generally, distributions are made in a lump sum payment; however, in the event of a distribution due to retirement, a participant may elect a single lump sum distribution or annual installment distributions paid over two to 15 years.

SEVERANCE AND CHANGE OF CONTROL BENEFITS

The Company has entered into Change of Control Agreements with each current NEO. The agreements are coterminous with the NEO’s employment with the Company. In the event of an involuntary termination of employment of any of the NEOs, which includes a termination by the Company without cause or a voluntary termination by the employee under certain circumstances, within two years after a change of control of the Company, generally the agreements provide for a lump sum severance payment consisting of (a) twelve (12) months of the monthly salary which the NEO was receiving immediately prior to the Change of Control

(twenty-four months for the CEO), plus (b) the NEO’s “target bonus” (two times the target bonus for the CEO), payable on the thirtieth (30th) day following the NEO’s termination of employment, as well as a prorated bonus payment for the fiscal year in which the NEO’s termination of employment occurs based on, and paid generally in accordance with, the terms of the Company’s Annual Incentive Plan. The “target bonus” is the percentage of the NEO’s base salary that is prescribed by the Company under its Annual Incentive Plan (or successor plan) as the percentage of such base salary payable to the NEO as a bonus if the Company pays bonuses at one-hundred percent (100%) of its Annual Incentive Plan (or successor plan) target, but in no event will the “target bonus” be less than the target bonus in effect for the NEO in the fiscal year in which the Change of Control occurs.

The Change of Control Agreements also provide for continued health benefits for the same twelve-month period (18 months for the CEO), and outplacement services with the total value not to exceed $15,000. The agreements further provide that, in the event of an involuntary termination of employment of any of the NEOs within two years after a change of control of the Company, the vesting of all outstanding stock options and restricted stock and performance stock unit awards will become fully accelerated effective upon the date a release of claims executed by the terminated NEO is no longer revocable. Performance stock unit awards are accelerated to reflect the greater of (i) the number of shares that would have been earned if the one hundred percent (100%) performance target were achieved, or (ii) the number of shares that would have been earned based upon actual performance measured through and including the day prior to the date of the Change of Control. The agreements further generally provide that benefits may be limited to a lesser amount so that no portion of the benefits is subject to the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Code, if such limitation results in the receipt by the NEO, on an after-tax basis, of a greater amount of benefits than without such limitation.

For the purpose of these agreements, a “change of control” means the occurrence of (i) any person or entity becoming the beneficial owner of thirty percent or more of the voting power of the Company’s outstanding securities, (ii) a merger or consolidation of the Company other a merger or consolidation in which the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least sixty percent of the total voting power of the Company or such surviving entity immediately after the transaction, (iii) the entering into of an agreement for the sale or disposition by the Company of all or substantially all (i.e. 40% or more) of the Company’s assets or the approval by the Company’s shareholders of a plan of complete liquidation of the Company in connection with such an agreement or (iv) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the Change of Control Agreements).

A termination by the Company without cause is any termination by the Company other than for cause. Cause is defined as gross negligence or willful misconduct in the performance of the NEO’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial or material damage to the Company and its subsidiaries, repeated unexplained and unjustified absence from the Company, a material and willful violation of federal or state law, commission of any act of fraud with respect to the Company, or conviction of a felony or crime involving moral turpitude causing material harm to the standing and reputation of the Company. Voluntary termination of employment by an NEO under certain circumstances constitutes an involuntary termination if it follows a material reduction or change in job duties, responsibilities and requirements inconsistent with the NEO’s position with the Company and the NEO’s duties, responsibilities and requirements as in effect immediately prior to the change of control, any reduction of the NEO’s base compensation or target bonus or the NEO’s refusal to relocate to a facility or location more than 50 miles from the Company’s current location.

Change of Control Benefits

The following table sets forth the estimated benefits related to accelerated vesting of stock options, restricted stock units, and performance stock units that would have accrued to each of our continuing NEOs who were employed with the Company on April 3, 2016 had a change of control of the Company occurred on April 3,

2016 and the NEOs immediately terminated without cause or if the successor corporation refuses to assume the awards. Amounts below reflect the value of fully accelerated vesting of options, restricted stock units, and performance stock units pursuant to the Change of Control Agreements entered into with each NEO in effect as of the end of fiscal 2016 and the 2004 Plan, as applicable.

Name	Accelerated Vesting of Options ($)(1)	Accelerated Vesting of RSUs & PSUs ($)(2)	Total ($)
Gregory Waters	1,437,336	17,291,664	18,729,000
Brian C. White	265,426	2,874,493	3,139,919
Sailesh Chittipeddi, Ph.D.	240,500	3,050,748	3,291,248
Sean Fan	587,235	2,347,965	2,935,200
Dave Shepard	134,218	1,885,153	2,019,371

(1)	The value of the accelerated vesting of stock options is calculated based on the aggregate positive difference, if any, between the exercise price of each option for which vesting would be accelerated and $20.75, the closing market price of the common stock of the Company on April 1, 2016, the last trading day prior to the end of fiscal 2016.
(2)	The value of the accelerated vesting of RSU awards is calculated by multiplying the number of shares of the Company’s common stock subject to outstanding RSUs for which vesting is accelerated times $20.75, the closing market price of the common stock of the Company on April 1, 2016, the last trading day prior to the end of fiscal 2016. The value of the accelerated vesting of PSU awards is calculated by multiplying the greater of the target number of shares of the Company’s common stock subject to outstanding PSUs for which vesting is accelerated or the number of shares based on actual performance achievement times $20.75, the closing market price of the common stock of the Company on April 1, 2016, the last trading day prior to the end of fiscal 2016. In the event of a Change of Control shares are converted to RSUs and any shares earned are either at target or current performance levels, whichever is higher at the time of the Change of Control. Performance under 2016 EPP as of April 3, 2016 was measured at 184%.

Severance Benefits—Termination Following a Change of Control

Under the individual Change of Control Agreements with the NEOs in effect as of the end of fiscal 2016 and referenced above, each continuing NEO who was employed by the Company on April 3, 2016 would be entitled to the following estimated payments and benefits if the employment of the NEO had been terminated by the Company without cause on April 3, 2016 assuming such date was within two years following a change of control of the Company. The reported amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to each NEO, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur.

Estimated Current Value of Termination Benefits

If Named Executive Officer was Terminated Without Cause on April 3, 2016

and Within Two Years Following a Change of Control(1)

Name	Severance Amount Cash ($)(1)	Early Vesting of Stock Options ($)(2)	Early Vesting of Restricted & Performance Stock Units ($)(3)	Heath Insurance Benefits ($)(4)	Outplacement Services ($)	Other ($)(5)	Total ($)
Gregory L. Waters	2,812,500	1,437,336	17,291,664	52,592	15,000	37,861	21,646,953
Brian C. White	900,000	265,426	2,874,493	28,822	15,000	29,290	4,113,031
Sailesh Chittipeddi, Ph.D.	546,000	240,500	3,050,748	28,822	15,000	13,082	3,894,152
Sean Fan	780,000	587,235	2,347,965	5,785	15,000	37,500	3,773,485
Dave Shepard	448,000	134,218	1,885,153	28,822	15,000	20,568	2,531,761

(1)	Represents a payment equivalent to twenty-four (24) months of base salary and three times the target bonus for the CEO (total bonus equivalent is calculated as two times the CEO target bonus, plus the “prorated” bonus for the full fiscal year 2016, assuming termination on April 3, 2016); for NEOs other than the CEO, represents a payment equivalent to twelve (12) months of base salary and two times the target bonus (total bonus equivalent is calculated as the NEO target bonus, plus the “prorated” bonus for the full fiscal 2016, assuming termination on April 3, 2016).
(2)	The value of unvested and accelerated stock options is the difference between the exercise price of the option and $20.75 per share, the last reported sales price of our common stock on April 1, 2016, the last trading day of fiscal 2016.
(3)	The value of unvested and accelerated restricted stock units and unvested and accelerated performance stock units is $20.75 per share, the last reported sales price of our common stock on April 1, 2016, the last trading day of fiscal 2016.
(4)	Represents the approximate value of one year (18 months for the CEO) of health insurance benefits and one year (24 months for the CEO) of continuation of life insurance benefits.
(5)	Represents the cash equivalent of any earned but unused vacation balances as of April 1, 2016.

Severance Benefits—Termination Other Than in the Event of a Change of Control

Separation Arrangements

The Company entered into a separation agreement with Mr. Naghavi pursuant to which, in exchange for Mr. Naghavi’s execution and non-revocation of a general release of claims, Mr. Naghavi became entitled to receive the following payments and benefits: (i) a $329,719 lump sum payment in lieu of the estimated amount Mr. Naghavi might have received under the Company’s 2016 AIP, less all applicable taxes, deductions and withholdings, (ii) COBRA premiums paid directly to the COBRA Administrator on Mr. Naghavi’s behalf for existing medical, dental and vision coverage for a maximum of nine (9) consecutive months from October 1, 2015, and (iii) vesting in equity under the 2015 EPP, contingent upon his entering into a services agreement with the Company. Notwithstanding the terms of the separation agreement, Mr. Naghavi was also paid a $314,018 lump sum payment, less all applicable taxes, deductions and withholdings, pursuant to the terms of his offer letter, as amended.

The Company also entered into a services agreement with Mr. Naghavi pursuant to which continued to provide certain services to the company as a consultant through June 30, 2016. Pursuant to this agreement, Mr. Naghavi received cash compensation in the same amount as his base salary as of September 29, 2015, and equity vesting pursuant to the terms of his stock option and restricted stock unit grant agreements.

The Company entered into a separation agreement with Mr. Robertson pursuant to which, in exchange for Mr. Robertson’s execution and non-revocation of general release of claims, Mr. Robertson became entitled to receive a $1,400,000 lump sum payment in lieu of the following considerations which Mr. Robertson may have earned had he continued his employment through calendar year 2016; (a) $120,000 which was equal to five (5) months of his base salary, (b) $260,000 which was the estimated amount Mr. Robertson may have received under the Company’s 2016 AIP, (c) $450,000, which was an estimate of the value of the vesting of prior equity grants that he would have otherwise received had he remained employed through the remainder of the calendar year 2016, (d) $490,000, which was an estimate of the value of the first installment of shares Mr. Robertson FY15 EPP. All payments to Mr. Robertson were reduced by all applicable taxes, deductions and withholdings. In addition to the aforementioned benefits, Mr. Robertson also received COBRA premiums paid directly to the COBRA Administrator on Mr. Robertson’s behalf for existing medical, dental and vision coverage for a maximum of twelve (12) consecutive months from February 1, 2015 and outplacement assistance in the amount of $15,000, paid directly to the outplacement provider.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of April 3, 2016, for all of the Company’s equity compensation plans, including the 2009 Employee Stock Purchase Plan, 1994 Stock Option Plan, 1997 Stock Option Plan and 2004 Equity Plan:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column (a) (#)
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	7,995,162	(2)	10.4691	12,077,640	(3)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	7,995,162		10.4691	12,077,640

(1)	Includes the Company’s 2009 Employee Stock Purchase Plan, 1994 Stock Option Plan and 2004 Equity Plan.
(2)	Represents 2,594,243 shares that may be issued upon exercise of outstanding options, 3,692,928 shares that may be issued upon vesting of restricted stock units, and 1,457,220 “Maximum” shares that may be issued upon vesting of TSR based performance stock units, and 250,771 “Maximum” shares that may be issued upon vesting of non-market based performance stock units.
(3)	Includes 3,771,862 shares remaining available for future issuance under the Company’s 2009 Employee Stock Purchase Plan and 8,305,778 shares remaining available for future issuance under the 2004 Equity Plan. The 1994 Stock Option Plan expired July 26, 2010 and no shares remain available for future issuance under this plan.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings which they are or may be made a party by reason of their position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Bylaws of the Company.

Pursuant to the Company’s restated certificate of incorporation and Bylaws, the Company is obligated, to the maximum extent permitted by Delaware law, to indemnify each of its directors and officers against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of the Company. A “director” or “officer” includes any person who is or was a director or officer of the Company, is or was serving at the Company’s request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of the predecessor corporation. The Company’s restated certificate of incorporation and Bylaws also require that the Company advance expenses, including attorneys’ fees, incurred by any such director or officer in advance of the final disposition of any such proceeding to which such person is entitled to indemnification, to the extent permitted and subject to any requirements imposed by the Delaware General Corporation Law.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers, or employees in which indemnification is sought, nor is the Company aware of any threatened litigation or proceeding that may result in claims for indemnification.

The Audit Committee, under its charter, has the responsibility of reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K. The Chief Financial Officer or Controller brings potential related party transactions to the attention of the Company’s Disclosure Committee. The Disclosure Committee discusses any related party transactions, which are then brought to the attention of the Audit Committee at quarterly Audit Committee meetings, or more frequently, as required. The Audit Committee then determines whether the related party transaction is approved or denied. Such discussion and disposition are evidenced in the minutes of the Disclosure Committee and the Audit Committee meetings. There were no related party transactions as defined under Item 404 of Regulation S-K during fiscal year ended April 3, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Global Select Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis. Based solely on the Company’s review of the copies of such forms furnished to it and written representations from the executive officers and directors, the Company believes that during fiscal 2016 all Section 16(a) filing requirements were timely met.

The following Audit Committee Report and Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

AUDIT COMMITTEE REPORT

During the first half of fiscal 2016, the Audit Committee was composed of five (5) non-employee directors, Messrs. Parnell, Padval, Schrock, Taffe, and Dr. Smith. Effective as of October 2015, the Audit Committee was composed of four (4) non-employee directors, Messrs. Parnell, Padval, Schofield, and Taffe. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at http://ir.idt.com/governance.cfm.

The Audit Committee oversees the Company’s financial reporting processes on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm (or “auditor”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the audit of the Company’s internal control over financial reporting, and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended April 3, 2016 contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016, for filing with the Securities and Exchange Commission.

Audit Committee

Gordon Parnell

Umesh Padval

John Schofield

Norman Taffe

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2016.

Compensation Committee

Umesh Padval

Ken Kannappan

Norman Taffe

Robert Rango

CERTAIN MATTERS RELATING TO HOUSEHOLDING OF PROXY MATERIALS

AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Company stockholders will be householding the Company’s proxy materials. A single copy of the proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. The Company will promptly deliver copies of the proxy statement and annual report to any stockholder who contacts the Company’s Investor Relations Department at (408) 284-8200 or by mail addressed to Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, requesting such copies. If you are holding a physical stock certificate, direct your written request to Computershare, P.O. Box 43078, Providence, Rhode Island 02940-3078, (877) 373-6374. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker or Computershare.

ANNUAL REPORT ON FORM 10-K; AVAILABLE INFORMATION

The Company filed with the SEC an Annual Report on Form 10-K for the fiscal year ended April 3, 2016 on May 20, 2016. Each stockholder receiving this Proxy Statement is also provided with a copy of the Annual Report on Form 10-K (without exhibits) in an Annual Report Wrap. Additional copies of the Company’s Annual Report on Form 10-K (without exhibits) with the Annual Report Wrap are available upon written request. Copies of exhibits to the Company’s Annual Report on Form 10-K are available upon written request and reimbursement of the reasonable costs to provide these documents. Please address requests for these documents to: Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138. All documents filed electronically with the SEC (including exhibits) may also be accessed without charge through the Company’s investor relations website at: http://www.idt.com. Information on our web site is not a part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters that will be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ Matthew D. Brandalise

Matthew D. Brandalise Secretary

Dated: July 29, 2016

San Jose, California

IDT IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE SACKPACK

MR A SAMPLE DESIGNATION (IF ANY)

ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

C123456789

000000000.000000 ext

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 20, 2016.

Vote by Internet

• Go to www.envisionreports.com/IDTI

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

For Withhold For Withhold For Withhold +

1. Election of Directors:

01 - John Schofield 02 - Gregory Waters 03 - Umesh Padval

04 - Gordon Parnell 05 - Ken Kannappan 06 - Robert Rango

07 - Norman Taffe

For Against Abstain

2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”).

For Against Abstain

3. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 2, 2017.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 2858001

02EINA

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

IDT

Proxy — INTEGRATED DEVICE TECHNOLOGY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 20, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints Gregory Waters and Matthew Brandalise, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Integrated Device Technology, Inc. (the “Company”) to be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138 on September 20, 2016, at 9:30 a.m., local time, or at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

The Board of Directors recommends a vote FOR the nominees for election named in Proposal 1, and FOR Proposals 2 and 3. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY’S NOMINEES FOR ELECTION, AND FOR PROPOSALS 2 and 3.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE ONLINE AT WWW.ENVISIONREPORTS.COM/IDTI.